     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION DECEMBER 16, 1999


                                                      REGISTRATION NO. 333-74447
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 5

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
      (Exact Name of Registrant as specified in its Governing Instruments)
                             26032 HIGHWAY 182 EAST
                          ORANGE BEACH, ALABAMA 36561
                                 (334) 981-3973
                    (Address of Principal Executive Offices)
                               JULIAN B. MACQUEEN
                                   PRESIDENT
                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                             26032 HIGHWAY 182 EAST
                          ORANGE BEACH, ALABAMA 36561
                    (Name and Address of Agent for Service)
                                   COPIES TO:
                           B. G. MINISMAN, JR., ESQ.
                             LANA K. HAWKINS, ESQ.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                             420 NORTH 20TH STREET
                             1600 SOUTHTRUST TOWER
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 328-0480

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE (1)

-------------------------------------------------------------------------------------------------------------------
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                  TITLE OF SECURITIES                          PROPOSED MAXIMUM                 AMOUNT OF
                   BEING REGISTERED                        AGGREGATE OFFERING PRICE          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Condominium Units coupled with mandatory rental pool             $12,653,700                    $3,524(2)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(o) of the Rules and Regulations under the Securities Act of 1933.
(2) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1999


             83 EXTENDED-STAY CONDOMINIUM HOTEL INVESTMENT UNITS IN
                             BEACHSIDE SUITES HOTEL
                OFFERED BY SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                - Units are priced between $149,900 and $169,900
              - A reserve of approximately $625 is due at closing

SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF MATERIAL FACTORS RELEVANT TO THE PURCHASE OF UNITS INCLUDING:

     - YOU ARE SUBJECT TO ASSESSMENTS FOR OPERATING AND CAPITAL SHORTFALLS IN THE OPERATION OF THE HOTEL.

     - IF YOU DO NOT PAY ASSESSMENTS YOU ARE SUBJECT TO AN ADVERSE ARBITRATION AWARD WHICH MAY RESULT IN A LIEN AGAINST YOUR PERSONAL ASSETS.

     - YOU MAY HAVE UNLIMITED PERSONAL LIABILITY FOR TORT AND CONTRACT CLAIMS.

     - YOU WILL NOT HAVE THE USE OF FUNDS USED FOR A DOWN-PAYMENT FOR A SIGNIFICANT AMOUNT OF TIME BECAUSE YOUR FUNDS WILL BE HELD IN ESCROW UNTIL THE HOTEL IS COMPLETE.

     - YOU MAY NOT BE ABLE TO RESELL YOUR UNIT QUICKLY BECAUSE UNITS CANNOT BE SOLD BY REAL ESTATE AGENTS WITHOUT THE SUPERVISION OF A SECURITIES BROKER.

     - YOU MAY SUFFER A COMPLETE LOSS OF YOUR INVESTMENT IF ALL OWNERS DO NOT PAY SHORTFALLS.

     - YOU ARE LIABLE FOR PROPERTY TAXES, CONDOMINIUM FEES AND EXPENSES, RESERVES FOR OPERATIONS AND REPAYMENT OF ADVANCES, PLUS INTEREST, MADE BY THE HOTEL OPERATOR FOR OPERATION OF THE HOTEL.

     - INNISFREE RECEIVES A FEE FOR MANAGING THE HOTEL AND MAY HAVE A CONFLICT OF INTEREST WITH YOU IF IT IS ECONOMICALLY ADVANTAGEOUS TO YOU FOR THE HOTEL TO CEASE OPERATIONS.

     - INNISFREE OPERATES OTHER HOTELS THAT COMPETE DIRECTLY WITH THE HOTEL FOR RENTAL ACCOMMODATIONS.

     - SOUTHWIND WILL HAVE MINIMAL CAPITAL AND THEREFORE MAY NOT HAVE SUFFICIENT CAPITAL TO PAY ASSESSMENTS ON ANY UNITS IT OWNS.

     - THERE WILL NOT BE A PUBLIC MARKET FOR THE UNITS AND THEIR LIQUIDITY IS THEREFORE LIMITED.

     - ALL DISPUTES WITH THE HOTEL OPERATOR ARE SUBJECT TO ARBITRATION.
                             ---------------------
     We are offering the Units on a best effort basis. We must sell 75 Units, the minimum number of securities offered at the prices specified in Annex A hereto if any are sold, within twelve months from the date of this Prospectus. We are required to use only our best efforts to sell 83 Units, the maximum number of securities offered. We must receive funds in the aggregate of approximately $2,272,900, constituting downpayments of 20% of the purchase price of the minimum number of Units, within fourteen months from the date of this Prospectus, or your deposits will be promptly refunded to you, together with interest. The offering will terminate no later than twenty-four months from the date of this Prospectus.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
               The date of this Prospectus is             , 1999.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. SOUTHWIND DEVELOPMENT COMPANY, L.L.C. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  [DESCRIPTION OF INSIDE FRONT COVER ARTWORK]

                         [BEACHSIDE SUITES HOTEL LOGO]
                        [ARCHITECTURAL DRAWING OF HOTEL]

                          THE HOTEL HAS NOT BEEN BUILT
This is an architect's drawing of the front of the Hotel. The seller reserves the right to make modifications and changes.

                    [ACTUAL AERIAL PHOTOGRAPH OF HOTEL SITE]

This is an aerial view of the hotel site from the north. The building currently occupying the hotel site, indicated by the arrow above, will be demolished prior to commencement of construction.

                            TYPICAL SUITE FLOOR PLAN

                               (SUITE FLOOR PLAN)

          THIS IS AN ARCHITECT'S DRAWING OF A TYPICAL SUITE FLOOR PLAN

            The seller reserves the right to make modifications and
         changes. Size and dimensions are approximate and may vary with actual condo plat, survey and model.

                               TABLE OF CONTENTS

SUMMARY RISK FACTORS........................................     1
QUESTIONS AND ANSWERS.......................................     2
SUMMARY.....................................................     4
RISK FACTORS................................................     9
  You may be liable for shortfalls if revenues do not cover
     expenses...............................................     9
  If you do not pay shortfalls you may have a judgment
     entered against you....................................     9
  Defaults on shortfalls may render the Hotel inoperable....     9
  All disputes with the Hotel Operator are subject to
     arbitration............................................     9
  You must pay certain expenses directly....................    10
  The anticipated performance of the Hotel is based on
     forecasts..............................................    10
  The success of the Hotel will depend primarily on the
     Hotel Operator.........................................    10
  The success of the Hotel will be influenced by competition
     in the Gulf Shores Market..............................    10
  The success of the Hotel will be influenced by a range of
     factors................................................    11
  Seasonal fluctuations will cause fluctuations in gross
     revenue................................................    11
  The Hotel's insurance coverage may not be adequate........    11
  You may be personally liable for tort and contract
     claims.................................................    11
  Zoning restrictions restrict the use of the Hotel
     property...............................................    11
  There may not be a public market for the Units and their
     liquidity is therefore limited.........................    11
  The Hotel will not be built if we do not sell a minimum
     number of Units........................................    12
  You will not have the use of your downpayment funds while
     they are held in escrow................................    12
  Southwind may not have sufficient funds to satisfy its
     liability for shortfalls...............................    12
  Hurricanes and other natural disasters in the Gulf Shores
     Market may result in substantial damage to your
     property...............................................    12
  You may be liable for payments due under the Hotel
     Operating Agreement even if the Hotel is inoperable....    12
  There may be conflicts of interest among Southwind,
     Innisfree, their owners and their affiliates...........    13
  Violation of environmental laws may occur in the future...    13
  You may be subject to adverse tax consequences if the
     rental pool is not classified as a partnership.........    13
  Cash distributions may be insufficient to pay taxes.......    13
  Deductions may be limited by Section 183 rules regarding
     activities not engaged in for profit...................    14
  Deductions may be limited by vacation home rental rules...    14
  Deductions may be limited by passive activity rules.......    14
  You may be subject to a partnership audit.................    14
FORWARD-LOOKING STATEMENTS..................................    15
THE HOTEL AND THE HOTEL SITE................................    15
  The Hotel.................................................    15
  The Hotel Site............................................    15
  The Suites................................................    16
     Terrace Resort Suites..................................    16
     Superior Resort Suites.................................    16
     Third Floor Side View Resort Suites....................    16
     Second Floor Side View Resort Suites...................    17
     First Floor Side View Resort Suites....................    17
     Standard Resort Suites.................................    17
  Acquisition of the Hotel Site.............................    17
ALABAMA.....................................................    17
THE GULF SHORES MARKET......................................    18
  Gulf Shores...............................................    18
  Development Activity......................................    18
  Competition...............................................    18

Resort Market Seasonality...................................    19
  Unsatisfied Demand........................................    19
  Market Demand.............................................    19
  Individual Leisure........................................    19
  Group Market..............................................    20
  Premier Location..........................................    20
  Estimated Performance for the Hotel.......................    20
  Demand....................................................    21
  Occupancy.................................................    21
  Average Daily Rate (ADR)..................................    22
  Conclusion................................................    22
DESCRIPTION OF SECURITIES BEING OFFERED.....................    22
THE HOTEL OPERATOR AND THE HOTEL OPERATING AGREEMENT........    22
  Management of the Hotel and the Rental Pool...............    23
  Management of the Rental Pool.............................    23
  Owners' Use of Suites.....................................    23
  Allocation of Revenue and Expenses........................    24
  Direct Expenses of Owners.................................    24
  Rental Pool Reports.......................................    24
  Distributions From Rental Pool............................    25
  Reserves..................................................    25
  Shortfalls................................................    26
  Hotel Operator May Rely Upon Acts of Board of Directors...    26
  Management of the Hotel...................................    26
  Fees Paid to Hotel Operator...............................    27
  Termination of Hotel Operator.............................    27
  Sale of a Unit by an Owner................................    28
SUMMARY OF DECLARATION AND RELATED DOCUMENTS................    28
  The Condominium Association...............................    29
     Voting Rights..........................................    29
     Meetings...............................................    30
     Board of Directors; Officers...........................    30
  Use Restrictions..........................................    31
  Insurance.................................................    31
  Enforcement of the Declaration............................    32
SOUTHWIND DEVELOPMENT COMPANY, L.L.C. ......................    32
MANAGEMENT..................................................    33
CERTAIN RELATIONSHIPS AND TRANSACTIONS......................    33
COMPENSATION AND FEES TO SOUTHWIND AND AFFILIATES...........    35
DETERMINATION OF PURCHASE PRICE.............................    35
USE OF PROCEEDS.............................................    36
PLAN OF DISTRIBUTION........................................    37
HOW TO PURCHASE.............................................    37
CERTAIN FEDERAL AND STATE INCOME TAX ASPECTS................    38
  Classification of Rental Pool as a Partnership............    39
  Status of the Partnership as a Publicly Traded
     Partnership............................................    40
  Partnership Anti-Abuse Rule...............................    41
  Basis of Each Owner in the Unit and in the Rental Pool
     Partnership............................................    41
  Section 183 -- Activities Not Engaged in for Profit.......    41
  Section 280A -- Residence and Vacation Home Rules.........    42
  Limitations on Losses from Passive Activities.............    42
  Application of At-Risk Limitations........................    43

Limitation on Interest Deductions...........................    43
  Depreciation/Amortization.................................    44
  Sale or Other Disposition of a Unit.......................    44
  Administrative and Compliance Matters.....................    44
     Audit Risk.............................................    44
     Resolution of Disputes Involving Rental Pool Items.....    45
     Possible Changes in Federal Tax Laws...................    45
  Investment by Foreign Persons.............................    45
  Corporate Investors.......................................    45
  State and Local Taxes.....................................    46
LEGAL MATTERS...............................................    46
EXPERTS.....................................................    46
ADDITIONAL INFORMATION......................................    46
BEACHSIDE SUITES HOTEL
Forecasted Summarized Statement of Estimated Annual
  Operating Results.........................................   F-3
SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
Balance Sheet...............................................  FS-3

                              SUMMARY RISK FACTORS

     You should carefully consider, among other factors, the matters discussed under "Risk Factors" in this Prospectus before deciding whether to purchase a Unit. We have summarized below some of these risk factors.

     - You are subject to assessments for operating and capital shortfalls in the operation of the Hotel.

     - If you do not pay assessments you are subject to an adverse arbitration award which may result in a lien against your personal assets.

     - You will not have the use of funds used for a down-payment for a significant amount of time because your funds will be held in escrow until the Hotel is complete.

     - You may not be able to resell your Unit quickly because you may not be able to use a real estate broker exclusively.

     - You may suffer a complete loss of your investment if all Owners do not pay shortfalls.

     - Innisfree receives a fee for managing the Hotel and may have a conflict of interest with you if it is economically advantageous to you if the Hotel ceases operations.

     - Innisfree operates other hotels that compete directly with the Hotel for rental accommodations.

     - If the Hotel fails to experience the level of forecasted occupancy or room rates, there may not be sufficient revenues to cover operating expenses and shortfalls may be assessed against you.

     - If a significant number of Owners default on payments required to cover shortfalls, the Hotel might go out of business.

     - The Hotel has no operating history and its performance is based on forecasts which may differ significantly from actual performance.

     - There is a lot of competition in the Gulf Shares Market that might result in fewer rooms being rented in the Hotel at lower prices, which could cause revenues to be less.

     - You may be personally liable for tort and contract claims. You may also be jointly liable with other Owners.

     - If the Hotel goes out of business, you will have limited options for the use of your Unit because zoning restrictions effectively restrict the use of the property to a Hotel.

     - Hurricanes and other natural disasters in the Gulf Shores Market may result in substantial damage to your property and may cause interruptions in the Hotel's operations. This could cause revenues to be less.

     - You are liable for property taxes, condominium fees and expenses, reserves for operations and repayment of advances, plus interest, made by the Hotel Operator for operation of the Hotel.

     - If we do not sell 75 units within twelve months from the date of this Prospectus, this offering will terminate. If this occurs, we will refund your deposit with accrued interest.

     - Southwind will have minimal capital and therefore may not have sufficient capital to pay assessments on any Units it owns.

     - There will not be a public market for the Units and their liquidity is therefore limited.

     - All disputes with the Hotel Operator are subject to arbitration.

                             QUESTIONS AND ANSWERS

     Q:  WHAT IS A HOTEL INVESTMENT UNIT?

     A: A hotel investment unit is a Suite, together with an undivided interest in the common areas of the Hotel, which will be operated under a mandatory rental pool. The mandatory rental pool provides for the pooling of revenue, adjusted for personal usage, and expenses.

     Q:  WHAT IS A SUITE?

     A: A Suite is a hotel condominium unit. Each Suite is fully-furnished, with a living room which includes a sleeper-sofa, one bedroom, one and one-half bathrooms, a fully-equipped kitchen and a built-in bunk-bed area.

     Q:  HOW DOES THE HOTEL OPERATING AGREEMENT WORK?

     A: The hotel operator will rent the Units to hotel guests and will pool the revenue for the Owners. After paying the expenses associated with running the Hotel, the hotel operator will distribute the balance, if any, to the Owners.

     Q:  WHAT HAPPENS IF THE HOTEL LOSES MONEY?

     A: If the Hotel loses money, you and the other Owners will be responsible for making up any shortfalls.

     Q:  WILL THERE BE ANY DEBT ON THE HOTEL PROPERTY?

     A:  The only debt will be that of individual Owners.

     Q:  WHAT PAYMENTS WILL I MAKE AS AN OWNER OF A UNIT?

     A: You will have to make payments on any loan you obtain to buy your Unit, the real property taxes on your Unit, your share of any Condominium Association fees and expenses, reserves for operations and repayment of advances, plus interest, made by the Hotel Operator for operation of the Hotel.

     Q:  WHAT TYPE OF HOTEL IS IT?

     A: Beachside Suites Hotel will be an extended-stay beachside hotel located in Gulf Shores, Alabama. An extended-stay hotel is a hotel with "in-room" kitchen facilities.

     Q:  WHAT IS BEACHSIDE PROPERTY?

     A: When we say beachside property, we mean the property located on the gulf side of the public road closest to and parallel with the shoreline of the Gulf of Mexico.

     Q:  HOW WILL INNISFREE BE PAID FOR MANAGING THE HOTEL?

     A: Innisfree will receive a base fee of 5% of annual revenues, plus incentive fees if the hotel performs well. Innisfree will also receive an accounting fee of $30,240 per year and a sales and marketing fee of $10,800 per year.

     Q:  ONCE CONSTRUCTION BEGINS, HOW LONG WILL IT TAKE TO BUILD THE HOTEL?

     A: Our current construction financing requires us to complete construction of the Hotel within ten months from the date of the notice of commencement. The current financing also requires us to sell a minimum of 75 Units before we may begin construction.

     Q:  DO I OWN THE CONTENTS IN MY SUITE?

     A: Yes; however, you may not alter or remove any of the furnishings or fixtures.

     Q:  MAY I SELL MY UNIT?

     A: You may sell your Unit at any time as long as the purchaser signs the Hotel Operating Agreement. You may sell the Unit yourself or through a securities broker-dealer. You may not sell your Unit exclusively through a real estate broker, but a real estate broker may assist in the sale if supervised by a securities broker-dealer.

                                    SUMMARY

     This Summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand what ownership of a Unit means and for a more complete description of the legal terms involved, you should read carefully this entire Prospectus.

Seller.....................  Southwind, the seller of the Units, was established in April 1998 to design, develop, finance and construct the Hotel and to market the Units. Southwind's core management team consists of a President and three Vice-Presidents who devote a portion of their time to the development of the Hotel, while maintaining separate full-time employment in other capacities. You will not acquire any ownership interest in Southwind. Southwind will not have any management role in the Hotel after the offering.

                             Southwind is located at 26032 Highway 182 East, Orange Beach, Alabama 36561. Southwind's telephone number at that address is (334) 981-3973.

The Hotel..................  The Hotel will be called Beachside Suites Hotel.
                             Construction of the Hotel is expected to begin in the spring of 2000 and to be completed by the winter of 2000. The Hotel will consist of one nine-story building and will contain 84 fully-furnished, one-bedroom suites, a commercial unit that will be used as a lobby and registration area, parking facilities, a central laundry and housekeeping area and a heated swimming pool. We anticipate that the Suites will be used primarily by tourists and seasonal residents as vacation accommodations.

The Hotel Site.............  The Hotel will be located in Gulf Shores, Alabama on a 1.137 acre beachside site on East Beach
                             Boulevard. East Beach Boulevard, the primary highway through the Gulf Shores beach area, intersects with Highway 59 one block east of the Hotel site. Highway 59 is currently the most direct access into Gulf Shores from the interstate highway system. A building which was formerly operated as a fast-food restaurant currently occupies the site. This building will be demolished prior to the commencement of construction of the Hotel. The Hotel Site is bordered on the south by undeveloped land owned by the City of Gulf Shores that extends to the Gulf of Mexico.

                             We believe the City may in the future construct a boardwalk on a strip of this property. There is a one-story restaurant and lounge near the southwest border of the Hotel site. This restaurant may obstruct the beach view from one or more of the first floor suites on the west side of the Hotel. Access to the public beach will be limited to a secured gate located on the west side of the southwest corner of the property. The gate will open onto a public right of way that provides direct access to the public beach.

The Hotel Operator.........  The Hotel will be managed and operated by Innisfree
                             Hotels, Inc., an Alabama corporation and an affiliate of Southwind. Innisfree has been in the business of operating and developing hotels for more than 14 years. It currently operates twelve hotel properties throughout the southeastern United States and Arizona, with more than 1,100 guest rooms under management. Innisfree's corporate headquarters are located in Gulf Breeze, Florida. It has approximately 500 employees.

The Hotel Operating
Agreement..................  The Hotel Operating Agreement requires the pooling of all revenue and expenses of the Units in the rental pool. Your Suite will be in the rental pool except for the period you reserve the Suite for your own use. You will not share in the revenue for any day that you use your Suite but you will be obligated to bear your full share of expenses.

Development of the Hotel...  Southwind was formed in April 1998 to design, develop, finance and construct the Hotel and to market the Suites. Southwind financed the acquisition of the real property for the Hotel site through third-party financing and will finance the construction of the Hotel through third-party construction financing.

Personal Use...............  You are guaranteed the use of your Suite for a maximum of 14 days per year with four months notice, or based on availability. The Hotel Operator, the Condominium Association and Southwind will not have any liability for any tax consequences of your personal usage.

Reserves...................  At the closing of the purchase of your Unit, you will be required to contribute your share of an operating cash reserve of $50,000. This reserve will be available to the Hotel Operator for working capital purposes. The Hotel Operator will also establish a reserve for capital expenditures for the repair and replacement of the hotel property and for the repair and replacement of furniture, fixtures and equipment. This reserve will range from 1% of gross revenue beginning in year one of operations to a maximum of 5% of gross revenue for year five and thereafter. These reserves are in addition to the retention of a portion of distributable cash flow in order to maintain the operating cash reserve of $50,000.

Shortfalls.................  If at any time the funds from hotel operations are not sufficient to pay the expenses of operating the Hotel, to maintain reserves, or to make capital expenditures in excess of the established reserves, each Owner will be obligated to pay his share of the shortfall. The Hotel Operator may elect, but is not obligated, to advance such amount and each Owner will be obligated to pay the Hotel Operator his share of such advance plus interest thereon at the prime rate plus 2% per annum.

                             The Hotel Operator will be entitled to obtain payment of such advance and interest thereon from the future cash flows from Hotel Operations or directly from the Owner. If an Owner fails to pay his share of a shortfall or fails to pay his share of a shortfall advance by the Hotel Operator plus interest thereon when due, the Hotel Operator may submit the matter to arbitration. An arbitration award adverse to an Owner may result in the Owner's Unit or other property being sold to recover the amount due to the Hotel Operator.

                             The future assessments of shortfalls for operating and capital expenses may constitute the offer and sale of a security. Accordingly, the Company will either register each such assessment under the Securities and Exchange Act of 1933, as amended, or will rely upon one or more exemptions from registration.

Risks of Forecasts.........  The Hotel has no operating history on which to rely. Therefore, the anticipated performance of the Hotel is based on forecasts. While we believe that we have considered all factors that might affect the Hotel's overall economic performance, there are inherent risks in relying on forecasts. The evaluation of the factors that are considered in the preparation of a forecast is highly subjective. Factors such as occupancy are based on numerous variables including the Hotel facilities, the impact of new supply, the level and type of demand and overall market conditions. The same data can lead to different interpretations and conclusions. Actual results can differ materially from results forecasted if the assumptions underlying the forecasts prove to be incorrect. Adverse consequences can occur if forecasted results are not achieved.

Timing of Distributions....  The Hotel Operator will prepare monthly reports on the operation of the Hotel and distribute any rental pool income to Owners by the 25th day following the end of each month. The Hotel Operator may choose to make distributions of income based on an estimate of the annual amount distributable to Owners, less an amount not to exceed 20%, and make distributions in 12 equal monthly installments with the balance, if any, paid no later than 75 days following the end of the operating year. Prior to making distributions of rental pool income, the Hotel Operator will adjust your share of such income to take into account your use of your Suite.

Prices of Units............  The initial purchase prices of Units have been established by us. We believe we will be able to sell the Units for prices ranging between $149,900 and $169,900. However, market conditions could require us to lower the prices of the Units in order to sell all of them. The price of a Unit cannot be changed once a purchase contract has been executed for such Unit. The schedule of purchase prices, the percentage interest and the amount to be contributed to the operating cash reserve by the purchaser for each Unit are all set forth in the Schedule of Purchase Prices, which is attached as Annex A to this Prospectus.

Purchase Procedure.........  Persons interested in purchasing a Unit will be required to complete a Potential Purchaser
                             Questionnaire, satisfy the minimum suitability standards established by Southwind, and otherwise be a suitable purchaser as determined by Southwind.

                             Persons seeking to acquire temporary vacation accommodations with the potential for a minimum rate of return may be suitable investors. Persons who are seeking a high rate of return or who need liquid investments are not suitable. Prospective purchasers must have a minimum gross annual income in excess of $60,000 and a net worth, exclusive of principal residence, home furnishing and automobile, of $60,000 or have a net worth, exclusive of principal residence, home furnishing and automobile, of $225,000.

                             To purchase a Unit you must execute a Purchase Agreement. Upon execution of the Purchase Agreement, you are required to make a down payment in the amount of 20% of the purchase price of your Unit. The down payment will be held in escrow for your benefit and will not be available for distribution to us until the completion of construction. We anticipate that construction will be complete by the winter of 2000. The down payment is non-refundable if you breach the contract. If we do not sell 75 Units within twelve months from the date of this Prospectus, we will refund your deposit with accrued interest. Further, purchasers are entitled to terminate the Purchase Agreement within seven days of signing it. In case of a termination, we will promptly refund all funds paid by the purchaser. Upon the expiration of the seven days, the Purchase Agreement will become irrevocable by the purchaser.

                             Once the minimum of 75 Units has been sold, we will begin construction and will complete construction of 84 Units. If the Hotel is not completed within 24 months from the date of this Prospectus, we will refund your downpayment with accrued interest. Upon completion of the Hotel, the purchase of all Units under contract will be completed and the balance of the purchase price together with any closing costs and the operating cash reserves contribution will be due. Additional closings will occur as Units are sold. Any Units that we do not sell by the date the Hotel opens for operations will be retained by us and will be available for rental under the Hotel Operating Agreement. Any payments for assessed shortfalls for any Units we may own will be made from our working capital account which will include all monthly rental payments received from the Hotel Operator for the rental of the commercial unit.

Financing..................  Prospective purchasers may obtain financing from any available source. We may make referrals for financing for purchasers on terms that will vary based on market conditions. Each prospective purchaser will be required to qualify for financing based on the requirements of the particular lender. If a prospective purchaser is rejected for a loan, we may elect to cancel the purchase contract.

Tax Considerations.........  While the issue is not certain, it is the opinion of Counsel that the rental pool likely will be treated as a partnership for federal income tax purposes. You must therefore report your share of the rental pool's taxable income and loss on your federal income tax return. You may be entitled to federal income tax deductions for property taxes, interest expense and depreciation associated with your Unit and your share of losses, if any, from hotel operations. For a more complete discussion of the tax consequences of ownership, see "Certain Federal and State Income Tax Aspects" on page 38.

                             Federal tax laws provide for the limitation of deductions to the amount of gross income derived from rental of a Unit if personal use of a Suite exceeds the greater of 14 days or 10% of the total number of days during the year that a Suite is rented for fair market value. The limitation on personal use of a Suite under the Hotel Operating Agreement to 14 days should prevent this limitation from applying to an Owner.

The Condominium
Association................  When you purchase your Unit, you will automatically become a member of the Beachside Suites Hotel Condominium Owners Association, Inc. The owner of the commercial unit will also be a member of the condominium association. Members of the condominium association will elect a board of directors. The board of directors will review and approve the Hotel's annual operation plan and budget and will monitor the Hotel Operator's performance under the Hotel Operating Agreement. The board of directors will also levy, collect and enforce condominium association assessments. If the Hotel Operator is terminated, the board of directors will be responsible for selecting another hotel operator. If a replacement hotel operator cannot be found immediately, the board of directors will be responsible for running the Hotel.

                                  RISK FACTORS

     All material risks that are known to us as of the date of this Prospectus are disclosed below. Prospective investors should carefully consider these risks in conjunction with the other information contained in this Prospectus before purchasing Units.

YOU MAY BE LIABLE FOR SHORTFALLS IF REVENUES DO NOT COVER EXPENSES.

     If the Hotel fails to experience the level of occupancy anticipated or room rates are not as high as expected, the Hotel may not generate enough income to cover its operating expenses. In addition, if operating costs exceed those forecasted, we cannot assure you that revenue will increase sufficiently to cover such increases. We also cannot assure you that the rental pool income payable to an Owner in any year will exceed the Owner's share of Hotel operating costs, reserves and potential capital expenditures in excess of such reserves for that year and the payments on any loan obtained by an Owner to purchase a Unit.

     If at any time the funds from hotel operations are not sufficient to pay the expenses of operating the Hotel, to maintain reserves, or to make capital expenditures in excess of the established reserves, each Owner will be obligated to pay his share of the shortfall. The Hotel Operator may elect, but is not obligated, to advance such amount. Each Owner will be obligated to pay the Hotel Operator his share of such advance plus interest thereon at the prime rate plus 2% per annum.

     The Hotel Operator may withhold from amounts otherwise distributable to an Owner any amount the Owner owes the Hotel Operator, including, but not limited to, amounts owed for advances to cover shortfalls, plus interest, base and incentive fees and reimbursable expenses. The Hotel Operator may withhold from amounts otherwise distributable to owners any amounts necessary to replenish reserves, pay condominium association assessments and pay any taxes imposed in connection with the use of the Hotel by guests and Owners.

IF YOU DO NOT PAY SHORTFALLS YOU MAY HAVE A JUDGMENT ENTERED AGAINST YOU.

     If you fail to pay your share of a shortfall, the hotel operator may submit the matter to arbitration. An adverse arbitration award may result in your Unit or other property being sold to recover the amount due to the hotel operator.

DEFAULTS ON SHORTFALLS MAY RENDER THE HOTEL INOPERABLE.

     If a significant number of Owners default on payments required to cover shortfalls under the Hotel Operating Agreement, the Hotel Operator may have insufficient funds to pay maintenance and operating costs, which could result in the loss of the ability to operate the property as a Hotel.

ALL DISPUTES WITH THE HOTEL OPERATOR ARE SUBJECT TO ARBITRATION.

     When you purchase a Unit, you waive your rights to a jury trial and agree to resolve all disputes with the Hotel Operator by arbitration in accordance with the Commercial Rules of the American Arbitration Association, as modified by the Hotel Operating Agreement.

     The Hotel Operating Agreement provides that the Arbitrator's decision should be based on written submissions by the parties, without a hearing, unless the Arbitrator determines that a hearing is necessary for resolution of the dispute. This decision making process differs from that of the Commercial Rules of Arbitration, which contemplate the holding of one or more hearings.

     In arbitration, matters such as the production of information and the admissibility of evidence are determined by the arbitrator. You may not be able to obtain information that would be available to you in a proceeding before a court of law, or to introduce evidence that you would be able to introduce in proceeding before a court of law.

     Furthermore, an arbitrator's award may be appealed only upon limited grounds. Those grounds include: the procurement of the award by corruption, fraud, or undue means; the evident partiality or corruption of the arbitrator; misconduct of the arbitrator which prejudices the rights of a party to the arbitration; and the arbitrator's exceeding his powers, or so imperfectly executing them that a mutual, final, and definite award upon the subject matter submitted was not made.

YOU MUST PAY CERTAIN EXPENSES DIRECTLY.

     You must pay your real property taxes directly. You must also pay debt service on any loan you obtain to purchase a Unit. If the Condominium Association makes any assessments, you must pay those assessments directly. If the Hotel Operator makes an assessment for shortfalls of expenses for operating, maintaining or repairing the Hotel, you must pay those assessments directly. The Hotel Operator is authorized to make advances to cover shortfalls if an Owner does not pay the shortfalls. If the hotel operator makes advances to cover the shortfalls, you will be responsible for interest on the advances, at the prime rate plus 2% per annum.

THE ANTICIPATED PERFORMANCE OF THE HOTEL IS BASED ON FORECASTS.

     The Hotel has no operating history. Therefore, the anticipated performance of the Hotel is based on forecasts. There are inherent risks in relying on forecasts. The evaluation of the factors that are considered in the preparation of a forecast is highly subjective. Actual results can differ materially from results forecasted if the assumptions underlying the forecasts prove to be incorrect. Factors that can cause actual performance to vary with that of a forecast include, among others, delays in completion of the Hotel beyond the winter of 2000, occupancy rate achieved, actual average daily rate, the effects of competition, including the impact of new supply, strength of the tourist sector of the economy and assumptions regarding the effects of inflation. No assurance can be given that the assumptions will prove correct or that actual results will not differ from the results forecasted. Adverse consequences can occur if forecasted results are not achieved, including a Unit Owner's need to pay additional funds to meet operating costs, to fund reserves and capital expenditures, to make payments on any loan obtained by an Owner and to pay Condominium Association expenses and real estate taxes.

THE SUCCESS OF THE HOTEL WILL DEPEND PRIMARILY ON THE HOTEL OPERATOR.

     The Hotel Operating Agreement appoints the Hotel Operator as the manager of the rental pool and the bookings of the Suites for an initial term of 15 years with two automatic renewal periods of five years, unless earlier terminated. Success of the Hotel will depend to a great extent on the efforts and abilities of the Hotel Operator. The loss of its services could have a material adverse effect on the Hotel's business and results of operation. The Hotel Operator may terminate its appointment upon 60 days prior notice if the Owners fail to make or authorize the Hotel Operator to make capital expenditures that are necessary, in the opinion of the Hotel Operator, for the Hotel to be operated.

     If the Hotel Operator is terminated or resigns, it may be difficult to contract with another party to provide replacement services immediately at comparable costs. Termination could result in cancellations of reservations, reduced maintenance, loss of operating licenses, loss of staff and delays in transferring operations to a new Hotel Operator. The Hotel could experience lower occupancy and reduced revenue during a transition. If the Condominium Association is required to operate the Hotel for an interim period, the Condominium Association may be at a disadvantage without the experience of operating a Hotel or the benefits of an advanced reservation booking system and advertising provided by a Hotel Operator.

THE SUCCESS OF THE HOTEL WILL BE INFLUENCED BY COMPETITION IN THE GULF SHORES MARKET.

     The success of the Hotel will be determined by, among other things, its location, quality of accommodations and room rate structure. The Hotel will directly compete with existing and future Hotels and indirectly with short-term home and condominium rentals in the Gulf Shores Market and the surrounding area. There are approximately 1,124 hotel and motel rooms in the Gulf Shores Market. Approximately 199 hotel rooms have been added to the market since 1998. Competition in the future may be affected by changes in the hotel and short-term home and condominium rental markets in Gulf Shores, changes in local or regional population patterns, changes in disposable income characteristics, changes in travel patterns and preferences, and periodic over-building that can adversely affect patronage levels.

INFLATIONARY PERIODS IN THE ECONOMY MAY ADVERSELY AFFECT THE HOTEL'S
PERFORMANCE.

     Inflationary periods in the economy may increase the costs of travel, resulting in a decrease in the number of travelers and tourists staying at the Hotel and decreased revenues. Inflationary periods may also result in increases in operating costs that cannot be offset by increases in revenues.

STRIKES OR OTHER LABOR DISTURBANCES MAY ADVERSELY AFFECT THE HOTEL'S
PERFORMANCE.

     Labor disputes may result in the inability of the Hotel to operate, resulting in decreased revenues.

POOR WEATHER CONDITIONS MAY ADVERSELY AFFECT THE HOTEL'S PERFORMANCE.

     Hurricanes, tropical storms or poor weather conditions may result in a decrease in the numbers of travelers and tourists staying at the Hotel and in decreased Hotel revenues.

SEASONAL FLUCTUATIONS WILL CAUSE FLUCTUATIONS IN GROSS REVENUE.

     The Gulf Shores Market is seasonal, with demand fluctuating at different levels throughout the year. This seasonality is expected to cause fluctuations in the gross revenue generated from the operation of the Hotel. The peak season extends from June through August. The shoulder seasons extend from September through October and from March through May. The shoulder seasons are the periods of time between the peak season and the low season. The low season extends from November through February.

THE HOTEL'S INSURANCE COVERAGE MAY NOT BE ADEQUATE.

     Included in Hotel operating costs will be insurance premiums for property damage, business interruptions, public liability and fire and other hazard insurance carried by the Condominium Association against certain risks of operating the Hotel. We cannot assure you that the type or amount of insurance carried by the Condominium Association will be adequate. Further, we cannot assure you that payment for insurance claims will be received in a timely fashion. If payments are not received timely, you will still be responsible for the debt service on your Suite. In the event insurance is unavailable for any reason, the Condominium Association will have to self-insure for all or part of any potential loss or to seek coverage at higher rates from alternative carriers.

YOU MAY BE PERSONALLY LIABLE FOR TORT AND CONTRACT CLAIMS.

     You may be personally liable for tort and contract claims as a result of ownership of your Unit or participation in the rental pool. You may also be liable jointly with other Owners.

ZONING RESTRICTIONS RESTRICT THE USE OF THE HOTEL PROPERTY.

     The Hotel Site has been zoned "BCR -- Central Resort Business District," which effectively restricts the use of the property to a hotel. If the Hotel ceases to operate as a Hotel for any reason, the Owners will have limited options available for the use of the property.

THERE WILL NOT BE A PUBLIC MARKET FOR THE UNITS AND THEIR LIQUIDITY IS THEREFORE LIMITED.

     There will not be a public market for the Units and their liquidity is therefore limited. Because you may not be able to sell your Unit quickly, this is not a suitable investment for persons who need liquid investments. We cannot assure you that there will be a resale market for the sale of your Unit since the Units will not be listed on a publicly traded exchange. Your resale ability could be further limited if the

Hotel's performance does not reach expectations. In addition, you may sell your Unit either directly yourself or through a securities broker. You may not sell your Unit exclusively through a real estate broker. However, a real estate broker may be able to assist in the sale of your Unit if properly supervised by a securities broker. You may be obligated in such event to pay commissions to both the real estate broker and the securities broker. The fact that you may not sell your Unit exclusively through a real estate broker may further limit your ability to sell your Unit. Therefore, you may not be able to sell your Unit quickly in an emergency or for a purchase price which exceeds your indebtedness. Consequently, the purchase of a Unit should be considered only as a long-term investment.

THE HOTEL WILL NOT BE BUILT IF WE DO NOT SELL A MINIMUM NUMBER OF UNITS.

     If we do not sell 75 units within twelve months from the date of this Prospectus, the Hotel will not be built and this offering will terminate. If this occurs, we will refund your deposit with accrued interest.

YOU WILL NOT HAVE THE USE OF YOUR DOWNPAYMENT FUNDS WHILE THEY ARE HELD IN
ESCROW.

     Funds used for a down-payment will be held in escrow until the earlier of the termination of the offering or the completion of the Hotel. You will not have the use of those funds during that time. If the Hotel is not completed within 24 months from the date of this Prospectus, we will refund your deposit with accrued interest. If we complete construction of the Hotel, we will pay you interest on any funds held in escrow.

SOUTHWIND MAY NOT HAVE SUFFICIENT FUNDS TO SATISFY ITS LIABILITY FOR SHORTFALLS.

     If only the minimum number of 75 Units is sold in this offering, Southwind could retain ownership of up to 8 Units, which represents the total number of Units offered less the number of Units sold. Any Units retained by Southwind will participate in the rental pool. Southwind's only sources of income once the Units are sold will be income from any Units it owns and income from the rental of the commercial unit to the Hotel Operator. Southwind's capital will therefore be minimal and may not be sufficient to satisfy its liabilities for shortfalls. Southwind's inability to satisfy its liabilities for shortfalls could result in the loss of the ability to operate the property as a Hotel.

     The future assessments of shortfalls for operating and capital expenses may constitute the offer and sale of a security. Accordingly, the Company will either register each such assessment under the Securities and Exchange Act of 1933, as amended, or will rely upon one or more exemptions from registration.

HURRICANES AND OTHER NATURAL DISASTERS IN THE GULF SHORES MARKET MAY RESULT IN SUBSTANTIAL DAMAGE TO YOUR PROPERTY.

     Gulf Shores receives a substantial number of hurricane warnings and threats that may require residents and tourists to evacuate the beach area. If evacuations occur, the Hotel may lose substantial revenues. In addition, if a hurricane actually strikes in or near the area, the Hotel may incur substantial property loss or be completely destroyed. If there is damage or destruction, we cannot assure you that the Hotel will continue to operate as a Hotel or that it would be rebuilt after substantial loss or destruction. If the Hotel ceases to operate as a Hotel, the Owners will have limited options available for the use of the property.

YOU MAY BE LIABLE FOR PAYMENTS DUE UNDER THE HOTEL OPERATING AGREEMENT EVEN IF THE HOTEL IS INOPERABLE.

     If there is substantial property loss or destruction from hurricanes or other disasters such as fire and floods, the Hotel Operator may, in its sole discretion, elect to terminate the Hotel Operating Agreement. If the Hotel Operator does not terminate the Hotel Operating Agreement, you will remain liable for payments under the Hotel Operating Agreement even though the Hotel is not in operation.

THERE MAY BE CONFLICTS OF INTEREST AMONG SOUTHWIND, INNISFREE, THEIR OWNERS AND THEIR AFFILIATES.

     Southwind, Innisfree, their owners and their affiliates may experience certain conflicts of interest in connection with the sale of the Units and the management of the Hotel. For example, it is possible that continuation of hotel activities would be advantageous to Innisfree, which will continue to receive fees for services rendered, while termination of the Hotel activities might be advantageous to you. Innisfree will receive a base fee of 5% annual revenues, plus incentive fees if the Hotel performs well.

     Innisfree currently operates the Days Inn Hotel in Orange Beach, Alabama and Young's By The Sea in Gulf Shores, Alabama. Both of these hotels are beachside hotels in the Gulf Shores Market that directly compete with the Units for rental accommodation. Innisfree and its affiliates intend to develop, market and manage in the future other hotels, condominiums or condominium hotel projects, to designate their employees as temporary directors for such associations and to act as rental agent and managers for the Owners of units in such projects. Any future projects of Innisfree or its affiliates may also directly or indirectly compete with the Units for rental accommodations.

     Although Innisfree is required to spend sufficient time for the proper performance of its duties as Hotel Operator, it is entitled to engage in other business activities. The principals of Innisfree and its staff will not be spending full time or a major portion of their time in connection with the Hotel and they may be actively engaged in owning or exploiting other properties which may be in competition with the Hotel. Because the staff of Innisfree will be managing competing hotels, it is possible that they may recommend accommodations in such hotels, which would deprive Unit Owners of revenues from the rental of Units in the Hotel.

     Mr. MacQueen and Mr. Lagman have equity interests in certain entities that own or operate condominium rental properties that are not operated as hotels in the Gulf Shores Market. These properties may also directly or indirectly compete with the Hotel.

VIOLATION OF ENVIRONMENTAL LAWS MAY OCCUR IN THE FUTURE.

     Under various federal, state, and local environmental laws, ordinances, regulations, and common law, a current or previous Owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws, ordinances and regulations often impose liability whether or not the Owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. A Phase I environmental assessment conducted prior to purchase of the Hotel Site did not reveal any environmental contamination concerns. We are not aware of any material violations of currently applicable environmental laws or regulations. However, it is possible that violations will occur in the future or that more stringent laws will be enacted in the future, and that Southwind, the Hotel Operator or the Owners could suffer material adverse consequences as a result.

YOU MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF THE RENTAL POOL IS NOT CLASSIFIED AS A PARTNERSHIP.

     Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, has opined that, under current law and regulations and interpretations thereof, the rental pool should more likely than not be classified as a partnership for federal income tax purposes. If it were determined that the partnership is taxable as a corporation rather than as a partnership, the tax consequences to you and the rental pool would be significant and adverse. The tax consequences of being classified as a corporation includes, without limitation, that the taxable income of the rental pool would be subject to the federal and state income taxes imposed on corporations, items of income, gain, loss and deduction would not flow through to the owners, and distributions, if any, may be taxable as dividends to owners.

CASH DISTRIBUTIONS MAY BE INSUFFICIENT TO PAY TAXES.

     We cannot assure you that cash distributions from the rental pool during any applicable time period will be sufficient for an Owner to pay the federal and state income taxes due on income that an Owner will have to recognize on his or her individual tax return.

DEDUCTIONS MAY BE LIMITED BY SECTION 183 RULES REGARDING ACTIVITIES NOT ENGAGED IN FOR PROFIT.

     The tax code distinguishes between activities engaged in for profit and activities not engaged in for profit. Your ability to deduct your share of any losses from the rental pool may be limited by Section 183 of the Code, which is commonly called the "hobby loss rule." If the rental pool is subject to the hobby loss rule, the amount you will able to deduct for your share of expenses and losses from the rental pool will be limited to the income you receive from the rental pool.

DEDUCTIONS MAY BE LIMITED BY VACATION HOME RENTAL RULES.

     Section 280A of the tax code establishes a gross income limitation and an expense allocation formula for apportioning deductions between personal and business use of a dwelling unit. Your Unit is considered a dwelling unit for federal income tax purposes. You will be permitted to deduct your share of the rental pool operating expenses only to the extent such expenses are allocable to business use of your Unit. Based upon the proposed operation of the rental pool, which would limit the personal use by any Owner to a total of 14 days in any year, the Section 280A gross income limitation should not apply.

DEDUCTIONS MAY BE LIMITED BY PASSIVE ACTIVITY RULES.

     Your participation in the rental pool is considered a passive activity under the tax code. Losses from passive activities generally may only be deducted against income from the same or other passive activities.

YOU MAY BE SUBJECT TO A PARTNERSHIP AUDIT.

     If the rental pool's information tax return is audited and adjusted, such audit may cause corresponding adjustments to, and may increase the probability of an audit of, your federal income tax return.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus represent our expectations for the Hotel as of the date of this Prospectus. We believe the expectations expressed in all forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct. Important factors that could cause actual results to differ from our expectations include, among, other things, delay in completion of the Hotel beyond the winter of 2000, occupancy rate achieved, actual average daily rate, the effects of competition, strength of the tourist sector of the economy and the effects of inflation. Other factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors" and in other parts of this Prospectus.

                          THE HOTEL AND THE HOTEL SITE

THE HOTEL

     The Hotel will be called Beachside Suites Hotel. Construction of the hotel is expected to begin in the spring of 2000 and to be completed by the winter of 2000. The Hotel will consist of one nine-story building, excluding the ground level, and will contain 84 fully-furnished, one-bedroom suites with fully-equipped kitchens, one and one-half baths and a built-in bunk bed area, a commercial unit that will be used as a lobby and registration area; parking facilities, a central laundry and housekeeping area and a swimming pool. We anticipate that the Suites will be used primarily by tourists and seasonal residents as vacation accommodations.

     The Hotel building will be constructed with poured in place post-tensioned concrete. It will have a stucco or similar exterior finish and a built-up roof. The Hotel will be built on precast concrete pilings, with a portion of its 106 parking spaces at ground level underneath the first elevated floor of the building. The first story of the Hotel includes six Suites, the commercial unit and the central laundry and housekeeping area. Each of levels two through eight of the Hotel contains ten Suites, and the ninth level of the Hotel contains eight Suites.

     The architects responsible for the design of the Hotel are Stancel & Associates, Architects, of Montgomery, Alabama. Stancel & Associates was the architect for Emerald Sky Condominiums, a seven story condominium located on the Gulf of Mexico in Orange Beach, Alabama and for Perdido Sky Condominiums, an eight story condominium located on the Gulf of Mexico in Perdido Key, Florida. The general contractor responsible for construction of the Hotel will be Terhaar & Cronley, General Contractors, of Pensacola, Florida. Terhaar & Cronley was the general contractor for South Harbor Condominiums, a fourteen story condominium located on Little Sabine Bay in Pensacola Beach, Florida. Construction and landscaping costs are estimated to be $5,556,850.

THE HOTEL SITE

     The Hotel will be located in Gulf Shores, Alabama on a 1.137 acre beachside site on East Beach Boulevard. East Beach Boulevard, the primary highway through the Gulf Shores beach area, intersects with Highway 59 one block east of the Hotel site. Highway 59 is currently the most direct access into Gulf Shores from the interstate highway system. A building which was formerly operated as a fast-food restaurant currently occupies the site. This building will be demolished prior to the commencement of construction of the Hotel.

     The City of Gulf Shores has designated the undeveloped parcel of land directly to the east of the hotel site as a dune preserve, and has restricted access to the parcel. We are not aware of any plans that the City has to develop this parcel, which is currently covered with sand dunes and sea oats, but we cannot assure you that it will remain undeveloped in the future. The City also owns a parcel of property running along the southern border of the Hotel site. The western 50 feet of that parcel is a strip approximately 20 feet in width; the remaining 170 feet of the City parcel that is on the south border of the Hotel site extends to the Gulf of Mexico. The City may construct a boardwalk for public access on that parcel, immediately south of the Hotel site. We cannot assure you that the City will ever construct the boardwalk or otherwise develop this parcel.

     There is a one-story restaurant and lounge on pilings immediately south of the 20 foot strip of city property. The restaurant is visible from the Hotel site and may partially obstruct the beach view from one or more of the first-floor Suites on the west side of the Hotel. Access to the public beach from the south side of the property will be limited to a secured gate located on the west side of the southwest corner of the property, which will open onto property of the City of Gulf Shores with direct access to the public beach.

     There is a public recreation area featuring a boardwalk along the beach immediately to the west of the Hotel site. There are several restaurants, oyster bars and sandwich shops within easy walking distance. There are also family recreation facilities in the immediate proximity of the Hotel site, along with a seasonal amusement park and souvenir and gift stores.

THE SUITES

     Each Suite is fully-furnished, having a living room which includes a sleeper-sofa, one bedroom, one and one-half bathrooms, a fully-equipped kitchen, a built-in bunk-bed area and a private balcony. The kitchen will include a refrigerator with ice-maker, a dishwasher, garbage disposal, an electric stove top and range and a microwave. Each Suite will have approximately 613 square feet, with the capacity to sleep up to six people as follows: two persons in the bedroom, two persons on the sleeper-sofa in the living room and two persons in a built-in bunk bed area.

     Although all Suites will share the same basic floor plan, the Hotel will have six types of Suites, all of which are described below. The purchase prices for the different types of Suites vary depending upon the location of the Suites within the Hotel. The Schedule of Purchase Prices, Percentage Ownership and Contribution to Operating Cash Reserve for each of the Units is attached to the Prospectus as Annex A.

TERRACE RESORT SUITES

     There will be two Terrace Resort Suites. These Suites will be located on the east and west sides of the ninth floor of the Hotel. Both Suites will directly overlook the Gulf of Mexico. In addition, each Terrace Resort Suite will have windows in the bedroom and living room that provide a view to either the east or the west. Each Suite will have a private balcony extending from the Gulf side of the Hotel to either the east or west side of the Hotel.

SUPERIOR RESORT SUITES

     There will be sixteen Superior Resort Suites. Six Superior Resort Suites will be located on the ninth floor of the Hotel. Each of these six Suites will directly overlook the Gulf of Mexico, but none of these Suites will have windows providing a view to the east or west. Five Superior Resort Suites will be located on the fourth through eighth floors of the east side of the Hotel. Each of these five Suites will directly overlook the Gulf of Mexico and will have a view to the east provided by windows in the bedroom and living room. The final five Superior Resort Suites will be located on the fourth through eighth floors of the west side of the Hotel. Each of these five Suites will directly overlook the Gulf of Mexico and will have a view to the west provided by windows in the bedroom and living room. All Superior Resort Suites will have private balconies facing the Gulf of Mexico.

THIRD FLOOR SIDE VIEW RESORT SUITES

     There will be two Third Floor Side View Resort Suites, one on each side of the Hotel. Each Suite will directly overlook the Gulf of Mexico and will have a view to the east or west provided by windows in the bedroom and living room. Each Suite will also have a private balcony facing the Gulf of Mexico.

SECOND FLOOR SIDE VIEW RESORT SUITES

     There will be two Second Floor Side View Resort Suites, one on each side of the Hotel. Each Suite will directly overlook the Gulf of Mexico and will have a view to the east or west provided by windows in the bedroom and living room. Each Suite will also have a private balcony facing the Gulf of Mexico.

FIRST FLOOR SIDE VIEW RESORT SUITES

     There will be two First Floor Side View Resort Suites, one on each side of the Hotel. Each Suite will directly overlook the Gulf of Mexico and will have a view to the east or west provided by windows in the bedroom and living room. Each Suite will also have a private balcony facing the Gulf of Mexico. The Suite on the west side of the Hotel may have a partially-obstructed view of the beach due to the presence of a one-story restaurant and lounge on pilings located immediately to the south of this Suite.

STANDARD RESORT SUITES

     There will be sixty Standard Resort Suites. These Suites will be located in the interior of the Hotel on the first through eighth floors. None of these Suites will have windows providing a view to the east or west, but all Suites will directly overlook the Gulf of Mexico and will have private balconies facing the Gulf of Mexico. One or more of the first floor Standard Resort Suites on the west side of the Hotel may have a partially-obstructed view of the beach due to the presence of a one-story restaurant and lounge on pilings located on the west side of the Hotel.

ACQUISITION OF THE HOTEL SITE

     Southwind purchased the Hotel site from Michael A. and M. Katherine DeJusto in 1998 for $2,341,500. Southwind financed its acquisition of the hotel site in part by borrowing $1,800,000 from First American Bank of Pensacola, N.A. The loan is evidenced by a promissory note dated April 16, 1998 and bears interest at the rate of Prime plus 1/4% per annum. As of the date of this Prospectus, that rate is 8.75%. The loan is secured by a mortgage dated April 16, 1998. Payments of accrued interest only are payable quarterly. The principal amount together with accrued interest are payable on the maturity date, which is currently April 12, 2000. Pursuant to our construction financing, the $1,800,000 land acquisition loan from First American will be combined with a construction loan from First American to Southwind when construction is ready to begin.

     In addition, Southwind financed a portion of the purchase price for the hotel site by issuing a promissory note in the amount of $541,500 in favor of Michael A. and M. Katherine DeJusto, together with a second mortgage on the hotel site. Payments of interest only at the rate of 10% per annum are due monthly. Additional interest at the rate of 10% per annum, which is not compounded, accrues on the principal balance remaining from time to time. Principal and any unpaid interest are due at the earlier of (i) the closing of 90% of the units, or (ii) August 17, 2000. In connection with the purchase of the hotel site, Southwind agreed to sell the eastern-most ninth floor condominium unit to Michael A. DeJusto for $100,000. The $100,000 was withheld from the $1,800,000 cash portion of the purchase price and placed in escrow pending completion of the hotel. Furthermore, Southwind agreed to grant Michael
A. DeJusto a right to purchase up to four Units of his choice at the prices the Units are sold in this offering.

                                    ALABAMA

     Tourism is Alabama's second largest industry and plays a significant economic role throughout the state. The growth of the tourism industry in Alabama is based on the following:

     - Favorable climate

     - Natural beauty

     - Number and quality of hotels and championship golf courses

     - Development of new tourist attractions

     - Shopping

     - Healthy economy

     - Aggressive tourism development

     We believe that the above factors all contribute to the strong growth the tourism industry has experienced throughout Alabama. This growth makes Alabama an ideal location for a new hotel development. We have selected the City of Gulf Shores and the City of Orange Beach, which is adjacent to Gulf Shores and located seven miles east of the Hotel Site, as a particularly attractive location for such development.

                             THE GULF SHORES MARKET

GULF SHORES

     Alabama's Gulf Coast includes a 32-mile span of beautiful sandy, white beaches on the Gulf of Mexico, and is a popular vacation site. Gulf Shores is located in the southern tip of the state on the Gulf of Mexico approximately 60 miles southeast of Mobile, Alabama, a major port. Gulf Shores is best known for its beaches, beautiful golf courses, and mild climate. It is an incorporated town in Baldwin County, one of the state's fastest-growing areas. Tourist spending in Baldwin County totaled more than $1 billion in 1997, a fifth of the state's total. Approximately 22% of Alabama's tourism-related jobs are in Baldwin County.

     Gulf Shores is conveniently accessed by major highways, and is serviced by a small local airport and regional airports in both Mobile, Alabama and Pensacola, Florida. Although Gulf Shores has four distinct seasons, it has a mild climate year round that is attractive to tourists as well as to permanent and seasonal residents. The annual mean temperature of the region is 76.1 degreesF, with temperatures averaging 82 degreesF in July and 53 degreesF in January. The average annual precipitation for the region is 58 inches.

     The Gulf Shores Market and surrounding area also features eight fine golf courses and a regional outlet mall a few miles north in Foley, Alabama. Charter excursions for fishing and sightseeing are available at several conveniently located marinas in the Gulf Shores area. The area has a large number of restaurants, retail stores and recreational facilities.

     Gulf State Park comprises 6,000 acres and lies just east of the city of Gulf Shores. The park has a camping area, a championship golf course and 700 acres of fresh water lakes for water sports or fishing. Gulf State Park's main inland body of water, Lake Shelby, is the closest natural occurrence of fresh water to salt water in the world.

DEVELOPMENT ACTIVITY

     The Hotel is the only hotel currently being developed in Gulf Shores of which Southwind is aware. The limited development activity results from lack of available beachside property and the high cost of land that is available. Due to these barriers to entry, there have been only three hotels that have opened in the Gulf Shores Market in the past two years, adding a total of 199 hotel rooms to the market.

COMPETITION

     The success of the Hotel will be determined by, among other things, its location, quality of accommodation and room rate structure. The Hotel will compete with existing and future hotels and short-term home and condominium rentals in the Gulf Shores Market and surrounding areas. There are approximately 1,124 hotel rooms, excluding the Hotel, in the Gulf Shores Market. Of these rooms, 199 hotel rooms have been added to the market since 1998. Competition in the future may be affected by changes in the hotel and short-term home and condominium rental market in the Gulf Shores Market, changes in local or regional population patterns, changes in disposable income characteristics, changes in travel patterns and preferences, and periodic over-building that can adversely affect patronage levels.

RESORT MARKET SEASONALITY

     The Gulf Shores resort market is affected by seasonality with demand fluctuating at different levels throughout the year. The severity of demand fluctuation has decreased in recent years as a result of the increasing popularity of the area year-round. Much of the area's outdoor recreational activities, including golf, beach activities, bird watching and deep-sea fishing, are available on a year-round basis. Specifically, the peak season extends from June through August. During peak periods, occupancy in the Gulf Shores Market ranges from 80% -- 95%. As a result, the resort market experiences numerous periods in which the market is at capacity during the peak seasons.

     The "shoulder" seasons are September through October and March through May. Occupancy percentages generally range from approximately 50% to approximately 70% during these periods. Group meetings and winter "snowbird" demand bolster midweek occupancies, with individual tourist demand occurring primarily on the weekends. The resort market experiences numerous periods in which the market is at capacity on the weekends during the shoulder seasons. The low season is November through February. Market occupancy ranges from 30% -- 50% during this period.

UNSATISFIED DEMAND

     As a result of significant tourist activity, the Gulf Shores Market experiences high levels of unsatisfied demand during certain times of the year. Unsatisfied demand means that demand cannot be accommodated in the direct market area due to facility size or capacity constraints. Unsatisfied demand exists whenever a market experiences periods of 100% occupancy. As a result of seasonality, unsatisfied demand can exist even though the average annual occupancy for the market is less than 100%. The level of unsatisfied demand is important when considering the potential support for new hotel development in a particular area. We believe that unsatisfied demand will continue because of limited beachside hotel developments in the Gulf Shores Market.

MARKET DEMAND

     The overall demand for lodging accommodations in the Gulf Shores Market is generated primarily by two market segments: individual leisure and group meetings. Based on information obtained through interviews with Gulf Shores hotel operators, it is estimated that the commercial demand segment comprised only approximately 3% of the total number of hotel rooms rented in the Gulf Shores Market in 1998 due to the minimal commercial activity in Gulf Shores. Southwind does not expect a substantial amount of business from commercial travelers.

INDIVIDUAL LEISURE

     The "individual leisure" market segment consists of tourists requiring accommodations in the area for general sightseeing, weekend "get-aways", local festivals and a variety of recreational and special events throughout the year. This demand segment is strongest in the spring and summer. Individual leisure demand is characterized by multiple occupancy and therefore higher rates are applicable. Based on information obtained through interviews with Gulf Shores hotel operators we estimate that this market segment accounted for approximately 80% of the total hotel rooms rented in the Competitive Set in Gulf Shores in 1998. We believe that individual leisure travelers generally select accommodations based on the following factors:

     - Proximity to the beach

     - Relationship to the central business district

     - Aesthetic appeal of surrounding area

     - Proximity to area attractions

     - Overall quality of the facilities

     - Quality and variety of recreational facilities

     - Value offered

     - Name identity or affiliation and reputation

GROUP MARKET

     Group meeting demand is typically composed of smaller regional or state associations, small businesses and state government. Corporate meeting business consists primarily of executive or incentive retreats and conferences. Group demand in the Gulf Shores Market typically peaks during March-April and September-October. Based on information obtained through interviews with Gulf Shores hotel operators, we estimate that group meeting demand accounted for approximately 17% of the total hotel rooms rented in the Gulf Shores Market in 1998 by the hotels in the Competitive Set.

     We believe there has been support from the group market in the past in the Gulf Shores Market, and that there is a significant opportunity for new group-oriented hotel business in the Gulf Shores Market. Currently, only a few of the properties competitive with the Hotel specifically cater to the group demand segment. The Hotel does not provide meeting rooms or conference facilities.

PREMIER LOCATION

     Located one block from Highway 59, the Hotel will be the closest beachside hotel to the main artery into the Gulf Shores Market. Highway 59 provides direct access to the interstate highway system. In addition, with its nine-story structure, the Hotel will be the most visible building in the Gulf Shores central business district. As a result of its location and visibility, the Hotel will occupy a premiere location in relation to other hotels in Gulf Shores. There could be future highway construction that may provide more desirable access to the Gulf Shores Market, thereby diverting traffic from Highway 59. We cannot assure you that the Hotel will be the closest hotel to the main artery into the Gulf Shores Market in the future.

ESTIMATED PERFORMANCE FOR THE HOTEL

     Our estimates of operating results for Beachside Suites Hotel are predicated on a number of assumptions relating to conditions in the Gulf Shores Market, the physical characteristics of the Hotel and its location. We considered the following factors in estimating the hotel's future performance:

     - The premier location of the Hotel in relation to the other hotels

     - The Hotel's beachside site

     - All Suites will have private balconies

     - The Hotel will be a newly-constructed property

     - The estimated mix of demand for the Hotel

     - The estimated rate structure for the Hotel

     - The impact of potential new hotel and condominium developments

     - The relative experience of the management companies operating hotels and condominiums in the Gulf Shores Market

DEMAND

     Based on information obtained through interviews with Gulf Shores hotel operators, Southwind estimates that the leisure market will account for approximately 80% of the occupied rooms in the Hotel during a stabilized year of operations and that the group market will account for the remaining demand.

     Southwind expects the following factors to contribute to the Hotel's ability to attract leisure travelers and groups:

     - Unsatisfied demand during the peak season

     - The all-suites format of the Hotel

     - A competitive rate structure

     - The yield management techniques used by the Hotel Operator

     - Each Suite's capacity to sleep six persons

     - The Hotel's premiere, beachside location

OCCUPANCY

     As indicated in the below table, we estimate that the Hotel's occupancy will increase from 59.3% in year one to 63.8% in year three of operations. Beyond year three, the Hotel is estimated to operate at a more stabilized level of 66% to 70%.

     The relatively low occupancy rate in the first year of operation is not unusual for a new Hotel entering a market. The period between when a Hotel opens and when it reaches stabilization can vary substantially depending on the type of Hotel, its physical characteristics, its location, its market mix, and prevailing market conditions.


     The determinations of the occupancy rate upon opening and the period necessary to reach stabilization are subjective and are based on several factors, including: the results from operations of similar rooms at Youngs by the Sea during the period from August 20, 1997 to August 19, 1998, all of the factors discussed regarding the Hotel facilities, the impact of new supply, and market conditions. No one factor is determinative and no particular weight is assigned to any one factor. The occupancy rates of other hotels in the competitive set are unknown and have not been considered in estimating the occupancy rate for the Hotel. However, we believe the rooms used to estimate the Hotel's occupancy rate are the most similar to the rooms the Hotel will have and are therefore the best indicator of the Hotel's expected occupancy rate. Hurricanes interrupted Young's by the Sea's operation in July of 1997 and September of 1998. The period of August 20, 1997 to August 19, 1998 was used to estimate performance over an uninterrupted 12 month operating period.

     The following table sets forth the resulting occupancy estimates for the Hotel by type of user and for all types of users combined during its first full three calendar years of operation. There are 84 available room nights per day for the Hotel, one for each Suite, resulting in 30,660 available room nights per year. The rental of a Suite constitutes an occupied room night. For example the rental of 35 of the Hotel's 84 Suites on a given day constitutes 35 occupied room nights. The estimated number of occupied room nights for a particular market segment is based on the size of the segment relevant to the total market as determined by interviews conducted by Southwind with Gulf Shores hotel operators.

                                                           ESTIMATED
                          ESTIMATED        ESTIMATED     OCCUPIED ROOM       TOTAL         ESTIMATED
                        OCCUPIED ROOM    OCCUPIED ROOM      NIGHTS:        ESTIMATED       OCCUPANCY
                       NIGHTS: LEISURE   NIGHTS: GROUP    COMMERCIAL     OCCUPIED ROOM    RATE FOR THE
        YEAR               SEGMENT          SEGMENT         SEGMENT          NIGHTS          HOTEL
        ----           ---------------   -------------   -------------   --------------   ------------
Year 1 (2001)........       14,545           3,091             545           18,181          59.3%
Year 2 (2002)........       15,207           3,232             570           19,009           62.0
Year 3 (2003)*.......       15,649           3,325             587           19,561           63.8

---------------

* Forecasted first year of stabilized operating performance

AVERAGE DAILY RATE (ADR)

     The ADR is the total room revenue divided by the total number of rooms rented. The ADR is driven by the yield management concept used by Innisfree to obtain the maximum rate and the maximum occupancy for each room on a daily basis, based on demand. We used the ADR of Young's By The Sea to determine the methodology for deriving an ADR for Beachside Suites Hotel.

CONCLUSION

     We believe that the Gulf Shores lodging market will experience continued growth into the foreseeable future. Factors contributing to the strength of the market and its overall potential growth are:

     - Projected growth of tourism throughout the Alabama region

     - Increased desirability of Gulf Shores for group meeting planners

     - Local municipal commitment to aggressive marketing

     - Positive economic trends within Alabama

     - Enhanced interest in the Alabama Gulf Coast as a resort and golf destination

     - Steady trend of growth in lodging revenues for the past three years

     - Continued growth in the low season demand

     We believe that the Hotel, with its larger one-bedroom, one-and-a-half bath suites and fully-equipped kitchens, built-in bunk-beds and private balconies that overlook the Gulf of Mexico will provide an attractive alternative to standard hotel guest rooms. We also believe that the Hotel's quality and premiere location will position the Hotel to attract individual leisure and group travelers in the Gulf Shores Market. In addition, the Hotel will be newer than most of the other Hotels and condominiums in the Gulf Shores Market. Based on all of these factors, we believe the Hotel is well positioned to perform as indicated.

                    DESCRIPTION OF SECURITIES BEING OFFERED

     The securities being offered consist of 83 extended-stay Condominium Hotel Investment Units in Beachside Suites Hotel. Each Unit consists of a Suite, coupled with a mandatory rental pool. The Hotel will be a beachside condominium hotel in Gulf Shores, Alabama. Each Owner will own his Unit, which includes an undivided interest in the common areas of the Hotel. Each Unit will be subject to the Hotel Operating and Rental Pool Agreement that appoints Innisfree Hotels, Inc. as the manager of the Hotel.

The mandatory rental pool provides for the pooling of both revenue, adjusted for personal usage, and expenses. Distributions, if any, will be based on the assigned percentage interest of a Unit.

     Each Unit will be priced between $149,900 and $169,900, depending on the location within the Hotel. The Hotel will consist of 84 fully-furnished Suites. Each Suite consists of a living room including a sleeper-sofa, a bedroom, one and one-half baths, a built-in bunk-bed area and a fully equipped kitchen. The Hotel includes a commercial unit that will be used as a lobby and registration area, parking facilities, a central laundry and housekeeping area and a heated pool.

                             THE HOTEL OPERATOR AND
                         THE HOTEL OPERATING AGREEMENT

     The Hotel will be managed and operated by Innisfree Hotels, Inc., which is based in Gulf Breeze, Florida. Innisfree has been in business for more than 14 years and owns and operates 11 hotel properties throughout the southeastern United States and Arizona. Innisfree currently has more than 1,100 guest rooms under management. Two of the Innisfree properties, the Days Inn Hotel in Orange Beach, Alabama and Young's By The Sea in Gulf Shores, Alabama, are beachside hotels located in the Gulf Shores Market. Julian B. MacQueen founded Innisfree in 1985 and has served as its Chairman and Chief Executive Officer since that time. Mr. MacQueen also owns 94% of the equity interest of Southwind.

MANAGEMENT OF THE HOTEL AND THE RENTAL POOL

     The Hotel Operator will manage the hotel and the rental pool and maintain the Hotel on behalf of the Owners pursuant to the Hotel Operating Agreement. The following discussion of the Hotel Operating Agreement is a summary of all the material terms of the Hotel Operating Agreement, but does not purport to be complete and is qualified in its entirety by reference to the Hotel Operating Agreement together with all attachments and exhibits to the Hotel Operating Agreement, which is filed as an Exhibit to the Registration Statement.

MANAGEMENT OF THE RENTAL POOL

     Participation for all Owners in the rental pool in accordance with the Hotel Operating Agreement is mandatory. In addition, any Suites that have not been sold by Southwind will be placed in the rental pool. A Suite will automatically be placed in the rental pool except when the Suite is reserved for use by the Owner. Each Owner appoints the Hotel Operator as his exclusive agent for management of the rental pool and the bookings of the Owner's Suite and agrees to honor and be bound by the rental booking of his Suite made by the Hotel Operator in accordance with the Hotel Operating Agreement. Suites may not be used for any purpose other than as condominium hotel suites in accordance with the Hotel Operating Agreement, the Declaration and other condominium documents governing the Hotel. The Hotel Operator has complete discretion to establish rental rates including offering the use of Suites at low promotional rental rates and offering Suites on a complimentary basis from time to time to guests of the Hotel.

     The initial operating period of the rental pool will commence on the date that the Hotel is opened by the Hotel Operator for business as a hotel in the Hotel Operator's hotel system and will conclude on December 31 in that year. Thereafter, operating periods for the rental pool will run 12 months based on the calendar year.

OWNERS' USE OF SUITES

     The Hotel Operating Agreement provides that AN OWNER MAY ONLY USE HIS SUITE FOR A TOTAL OF 14 DAYS PER CALENDAR YEAR. See "Certain Federal and State Income Tax Aspects -- Tax Consequences of Rental Pool to Owners -- Section 280A." If an Owner reserves the use of his Suite for a stay which commences at or after 2:00 p.m. on a Friday or a Saturday, the Owner must reserve the Suite for a minimum two night stay. An Owner may use his Suite no more than four times a year with respect to two or three night stays that commence at or after 2:00 p.m. on a Friday or a

Saturday. Under the Hotel Operating Agreement, an Owner may assure the use of his Suite by sending a written reservation to the Hotel Operator no less than four months prior to the date the Owner desires to use his Suite. An Owner may request the use of his Suite on less than four months notice on an "as available" basis. If an Owner does not use all of his allotted days in a calendar year, he will not be entitled to accumulate the unused days for use in any subsequent year. If an Owner reserves his Suite for use, but does not use his Suite at the reserved time, he will, nevertheless, be deemed to have used his Suite, and his Suite will not be included in the rental pool, unless he has cancelled his reservation with the approval of the Hotel Operator at least 30 days prior to the date of his reservation and his Suite is made available for rental to the public. An Owner will be required to pay a mandatory room cleaning charge in connection with his use of his Suite. In addition, an Owner will pay the standard charges established by the Hotel Operator for, among other amenities, long distance telephone calls, movie rentals, vending machine charges, charges for use of any recreational facilities located off the Hotel premises pursuant to Agreement with third parties, and the purchase of other goods and services at the Hotel. Owners cannot remove or change any furniture, fixtures and equipment located within a Suite except as set forth in the Hotel Operating Agreement.

ALLOCATION OF REVENUE AND EXPENSES

     The Hotel Operating Agreement describes the manner in which income from Suite rentals is divided among the Owners. For each day that a Suite is in the rental pool, the Owner of that Suite will be entitled to share in the gross revenue from the operation of the hotel, regardless of whether the Owner's Suite generated rental income on that particular date. An Owner's share of the gross revenue will be determined based on the percentage interest of the Suite as set forth in Annex A and in the Declaration.

     An Owner's share of gross revenue for a day in which the Owner's Unit is in the rental pool will be determined according to the following formula:

                                      (% Interest of the Unit)
(Gross Revenue for the Day)    X      ---------------------------------------------------------
                                      (the sum of the % Interests of Units in rental pool that
                                      day)

DIRECT EXPENSES OF OWNERS

     Each Owner will be responsible for his share of all hotel expenses and other costs attributable to the Owners under the Hotel Operating Agreement. An Owner will be responsible for his share of the costs attributable to the Owners regardless of whether the Owner's Suite is in the rental pool on any particular day. The Owners bear all of the costs and expenses of operating, maintaining and repairing the hotel, the hotel grounds and the contents of the hotel. These costs include, but are not limited to:

     - Repair and maintenance of hotel buildings, grounds, furniture, fixtures and equipment located at the hotel

     - Purchasing all supplies including linens, and cleaning products necessary for the operation of the hotel

     - Costs associated with hiring, firing and compensating employees necessary to staff the hotel

     - Fees paid to the hotel operator

     - Utilities and insurance

     - Marketing and promotion expenses, reservation fees and travel agent commissions.

     In addition to the costs and expenses attributable to Owners under the Hotel Operating Agreement, each Owner will be personally responsible for the payment of all property taxes applicable to his Unit and contents. Each Owner will also be responsible for amounts owed under any financing of the Unit and all assessments made by the Condominium Association for costs and expenses of its operations. These expenses may include reserves, insurance premiums and amounts necessary to reconstruct or repair damage to an Owner's Unit if insurance proceeds are not sufficient. The amount of property taxes to be paid by each Owner will be determined annually by the Baldwin County Assessor's Office. Property taxes will be assessed against each Owner as of the date the Unit is purchased by the Owner. Southwind's estimate of taxes is based on application of 1995 tax rates to such property. The actual tax may differ from the projected amount when actually assessed. Subsequent transfers of one or more Units may cause further reassessments of one or more Units and tax increases. Property taxes may increase for all Owners even in years in which no reassessment from any sale or transfer occurs.

RENTAL POOL REPORTS

     For each calendar month, the Hotel Operator will prepare detailed statements of operations that describe, among other things, the gross revenue from the Hotel, hotel operating expenses, capital expenditures, reserves, and the amount, if any, distributable to an Owner for that month. A summary of these statements of operations will be mailed to each Owner no later than the 25th day following the end of each calendar month. The Hotel Operator will also prepare and mail to each Owner within 75 days after the end of an operating year statements of operations for the entire operating year and individual statements relative to each Owner's Unit. The individual statements will serve as the basis for reporting to the Internal Revenue Service and other appropriate taxing authorities.

DISTRIBUTIONS FROM RENTAL POOL

     The amount distributable to an Owner will be computed each month by subtracting the following amounts from the Owner's share of gross revenue from the Hotel's operations:

     - The Owner's share of the Hotel's operating expenses

     - The Owner's share of amounts necessary to:

        - Fund or replenish operating and capital expenditure reserves

        - Make capital lease payments

        - Pay the hotel operator's Incentive Fee, if any

        - The Owner's share of capital expenditures exceeding amounts paid out of reserves

        - The Owner's share of shortfalls, if any

        - Any assessment payable by the Owner pursuant to the Declaration

        - Expenses associated with an Owner's personal use of the Hotel

        - Bed taxes and other similar taxes

        - Withholding taxes, if applicable

        - Any other amounts payable by the Owner under the Hotel Operating Agreement

     The amount distributable to an Owner, if any, will be sent to the Owners with the monthly financial summary. Alternatively, the Hotel Operator, in consultation with the Board of Directors, may prepare a reasonable estimate of the amount distributable to the Owners on an annual basis and distribute to the Owners the estimated amount, less an amount not to exceed 20% established by the Hotel Operator for seasonal working capital requirements, in 12 equal monthly installments. If the Hotel Operator elects to distribute an estimated amount, at the end of the operating year the Hotel Operator will calculate the actual amount distributable to each Owner and pay to each Owner the balance of the amount, if any, distributable for that operating year. This last payment will be sent after the end of the operating year with the annual financial statements.

RESERVES

     An operating cash reserve in the amount of $50,000 will be established when the Hotel commences operations. Upon the closing of the purchase of a Unit, the Owner will be required to contribute to the operating cash reserve an amount indicated in Annex A. This reserve will be available to the Hotel Operator for working capital in connection with the operation of the Hotel. Additionally, a reserve will be established for capital expenditures for repair and replacement of the Hotel premises and repair and replacement of furniture, fixtures and equipment at the rate of 1% of gross revenue beginning in year one of operations and increasing by 1% of gross revenue per year in each of the next four years until reaching 5% of gross revenues for the fifth operating year and subsequent years. This reserve will increase each year through year five. The amount of the reserve for years two through five are as follows: 2% in year 2; 3% in year 3; 4% in year 4 and 5% in year 5 and beyond.

SHORTFALLS

     If at any time the funds derived from the operations of the Hotel are not sufficient to pay when due all expenses incurred in connection with the operation of the Hotel, capital expenditures or other amounts for which the Owners are liable, as may occur from time to time as a result of seasonal fluctuations in the use of the Hotel by Owners and other patrons, the Hotel Operator may require each Owner to remit to the Hotel Operator his share of the shortfall. The Hotel Operator may elect, but is not obligated, to advance the shortfall and obtain repayment of the shortfall, plus interest accruing at the designated prime rate plus 2%, out of the cash flow from the operations of the Hotel. Any dispute regarding the payment or nonpayment of shortfalls may be referred to an arbitrator pursuant to the Hotel Operating Agreement. An adverse arbitration award could result in a judgment being entered against an Owner and a lien against an Owner's personal assets.

     The future assessments of shortfalls for operating and capital expenses may constitute the offer and sale of a security. Accordingly, the Company will either register each such assessment under the Securities and Exchange Act of 1933, as amended, or will rely upon one or more exemptions from registration.

HOTEL OPERATOR MAY RELY UPON ACTS OF BOARD OF DIRECTORS

     The Board of Directors of the Condominium Association elected in accordance with the provisions of the Declaration will represent the Owners in certain respects concerning the Hotel Operator. See "Summary of Declaration and Related Documents -- The Condominium Association -- Board of Directors". All of the Owners will be bound by the acts of the Board of Directors on behalf of the Owners and the Hotel Operator will be entitled to rely upon the acts of the Board of Directors as the authorized acts of the Owners.

MANAGEMENT OF THE HOTEL

     The Hotel Operator will perform, on an exclusive basis, all duties and obligations within the scope of the management, maintenance, and marketing of the Hotel. The Hotel Operator will, among other things, use all reasonable efforts to maintain and operate the Hotel substantially in accordance with the standards of the Competitive Set, market and sell the rental use of the Units, furnish bookkeeping, inventory control, reservations, marketing and advertising services, direct, in consultation with the Board of Directors, litigation in respect of the Hotel, supervise the use of the Hotel by guests and Owners, hire, train, terminate and perform other managerial functions with respect to the staff necessary to the operation of the Hotel, and obtain for itself and on behalf of the Owners all insurance, licenses and permits necessary to the operation of the Hotel. The Hotel Operator may make, at the Owners' expense, but subject to the then current approved operating plan and budget and other limitations, reasonable changes to the Hotel.

     The Hotel Operator will prepare, on or before December 1 of each year, an annual budget for the operation of the hotel during the following operating year. The annual budget will be subject to the reasonable approval of the Board of Directors of the Condominium Association and a summary of the budget will be sent to all of the Owners after it has been approved by the Board of Directors. Disputes regarding the budget will be resolved by arbitration.

     The Hotel Operator will obtain and maintain, as an operating expense of the Hotel, public liability, fire and casualty, business interruption, workmen's compensation and other insurance reasonably necessary to the operation of the Hotel, naming the Owners, the Hotel Operator and the Condominium Association as insureds. With regard to the possible liability of the Owners, see "Risk Factors -- Insurance."

     Under the Hotel Operating Agreement, the Hotel Operator may, in its discretion, assign all or a portion of its rights and obligations under the Hotel Operating Agreement to an affiliate of the Hotel Operator or any successor in interest to the Hotel Operator.

FEES PAID TO HOTEL OPERATOR

     As a compensation for its services provided under the Hotel Operating Agreement, the Hotel Operator will be paid various fees. The Hotel Operator will receive annually a base fee of 5% of gross revenues payable in monthly installments.

     In addition to the Base Fee, the Hotel Operator will receive an Incentive Fee in varying percentages of the Hotel's net distributable income. In 2001, the Incentive Fee will be 15% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 30% of net distributable income in excess of $1,384,522. In 2002 the Incentive Fee will be 15% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 25% of net distributable income in excess of $1,384,522. In 2003 through 2005 it will be 12% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 22.5% of the net distributable income in excess of $1,384,522. In 2006 and thereafter it will be 10% of the net distributable income in excess of $1,252,987 and less than $1,384,522 plus 20% of the net distributable income in excess of $1,384,522.

     The Hotel Operator will be paid a monthly Sales and Marketing Fee in the amount of $900 per month and will also receive reimbursement for marketing and reservations system costs incurred in connection with the operation of the Hotel. The Hotel Operator will also be paid a monthly Accounting Fee in the amount of $30.00 per month per Unit. In addition, the Hotel Operator will be entitled to be reimbursed for costs incurred by the Hotel Operator in connection with special promotional programs, training materials, travel by head office personnel, Innisfree employees or independent contractors on matters directly involving the Hotel, and other similar expenses.

TERMINATION OF HOTEL OPERATOR

     The appointment of the Hotel Operator under the Hotel Operating Agreement will run continuously from the date that the Hotel is opened for business as a Hotel in the Hotel Operator's hotel system until December 31, 2014, unless earlier terminated. The appointment of the Hotel Operator may be renewed for two additional terms of 5 years each if certain conditions are satisfied or by agreement of the Owners and the Hotel Operator. If the Owners fail to make or authorize the hotel operator to make capital expenditures without which the hotel cannot be operated substantially in accordance with the standards of the Competitive Set, the Hotel Operator may terminate its appointment under the Hotel Operating Agreement upon 60 days' prior notice to the Board of Directors of the Condominium Association. The appointment of the Hotel Operator under the Hotel Operating Agreement may be terminated by a vote of 51% of the Units entitled to vote on the matter if the Hotel Operator is in default under the Hotel Operating Agreement and the Hotel Operator fails to cure the breach within the required time. In addition, because the Hotel Operating Agreement will be entered into before the Board of Directors elected by the Unit Owners takes office, the Condominium Association may have the right to terminate the Hotel Operating Agreement under Alabama Law.

     Commencing in the year 2005, the appointment of the Hotel Operator may be terminated by a vote of 51% of the Units entitled to vote on the matter if the Hotel does not meet the Revpar test as set forth in the Hotel Operating Agreement. The Revpar test is a comparison of the Hotel's performance to the performance of hotels in the Competitive Set. The hotels in the table below are in the Gulf Shores Market and form the initial Competitive Set. They have been selected by Southwind as members of the Competitive Set based upon a subjective evaluation of the following criteria: their number of rooms, the quality and value of their overall facilities and amenities, their character and style, their rate structure and market position and location factors such as direct beach frontage.

                                         YEAR       NO. OF
HOTEL                                   OPENED      ROOMS                DESCRIPTION
-----                                   ------      ------               -----------
The Holiday Inn of Gulf Shores        Before 1989    118     Full-service beachside hotel,
                                                             meeting rooms, suites, jacuzzi, 29
                                                             kitchenette units
The Lighthouse Resort                 Before 1989    200     Extended-stay beachside hotel,
                                                             indoor and outdoor heated pool, 10
                                                             full kitchens, 140 kitchenette units
The Oleander Hotel                    Before 1989     90     Limited-service beachside hotel,
                                                             pool, 33 full kitchens
The Quality Inn of Gulf Shores        Before 1989    155     Full-service beachside hotel, indoor
                                                             heated pool, suites, 48 kitchen
                                                             units
Young's By The Sea                    Before 1989    112     Extended-stay beachside hotel,
                                                             suites, full kitchens, outdoor pool,
                                                             77 full kitchen units

     The composition of the Competitive Set may be changed upon agreement of the Owners and the Hotel Operator when a member of the Competitive Set ceases to operate for a period of 24 months, ceases to meet the criteria for the Competitive Set or when a hotel satisfying the Competitive Set criteria opens in the Gulf Shores Market and completes 2 full years of operation. Any proposed addition or deletion of a hotel to or from the Competitive Set is subject to review, upon request by the Owners or the Hotel Operator, by a member of the International Society of Hospitality Consultants to determine if the hotel satisfies the criteria for being a member of the Competitive Set.

SALE OF A UNIT BY AN OWNER

     The Hotel Operating Agreement contains certain conditions that must be satisfied in connection with the sale of a Unit by an Owner. Prior to entering into an agreement for the sale of a Unit, the selling Owner must provide the proposed purchaser with a copy of the Hotel Operating Agreement and must notify the proposed purchaser of any proposed bookings of the Unit by the selling Owner. In addition, the purchaser must, as a condition of the purchase, ratify the Hotel Operating Agreement, appoint the hotel operator as its exclusive agent for the management and rental of the hotel and the Unit, and expressly assume the obligations of an Owner pursuant to a form acceptable to the hotel operator. The Hotel Operating Agreement does not terminate upon the death or the attempted withdrawal of an Owner or upon the sale or transfer of a Unit by an Owner.

                  SUMMARY OF DECLARATION AND RELATED DOCUMENTS

     The Declaration, Articles of Incorporation and Bylaws of the Condominium Association impose certain covenants, conditions and restrictions on the Units and Owners. The following discussion of these documents is a summary of all of the material terms of these documents but does not purport to be complete and is qualified in its entirely by reference to such documents and instruments which are attached as Exhibits to the Registration Statement filed by Southwind with the Securities and Exchange Commission.

THE CONDOMINIUM ASSOCIATION

     The Condominium Association will be formed as an Alabama non-profit corporation to perform various management and supervision functions at the hotel on behalf of the Owners pursuant to the Declaration. The Declaration will be recorded in the Probate Court of Baldwin County. When the document is recorded, the property will become a condominium under the laws of the State. An Owner of a Suite automatically becomes a member of the Condominium Association. Membership in the Condominium Association may not be transferred or retained separately from any Suite.

     The Condominium Association will supervise the Hotel Operator and assure the performance of all appropriate maintenance, management, repair, and administration of the Hotel, including the Common Elements, the Suites, and all of the furnishings, fixtures, equipment and other items located in and around the Hotel. Actual operation of the Hotel will be the responsibility of the Hotel Operator, pursuant to the terms of the Hotel Operating Agreement. The Condominium Association will be responsible for representing the Owners with respect to matters related to the Hotel Operating Agreement, including reviewing and approving proposed annual budgets prepared by the Hotel Operator and coordinating with and reviewing the performances of the Hotel Operator. If the Hotel Operator defaults in its obligations under the Hotel Operating Agreement or if the Hotel Operating Agreement terminates and is not concurrently replaced with a new hotel operator and Hotel Operating Agreement, the Condominium Association will be responsible for managing and operating the Hotel.

     The Condominium Association may levy assessments against the Units in order to cover the budgeted costs of operating the Condominium Association and performing the obligations of the Condominium Association under the Declaration ("Common Expenses"). Such assessments, if any, will be levied against a Unit in proportion to its percentage interest in the common elements, as set forth in the Declaration. If the Board of Directors determines during any fiscal year that available Condominium Association funds are or will become inadequate to meet Common Expenses of the Condominium Association for any reason, the Board of Directors may increase the assessment for Common Expenses.

     If any portion of the Hotel is damaged or destroyed and insurance proceeds are insufficient to cover the costs of reconstruction and repair, the Condominium Association may make assessments to provide sufficient funds to pay the costs. Assessments for deficiencies in insurance proceeds for reconstruction and repair of common elements will be allocated to each Unit Owner in proportion to the Owner's share of common elements. Assessments for deficiencies in insurance proceeds for reconstruction and repair of Suites shall be allocated to each Unit Owner in proportion to the costs of reconstruction and repair of his Suite.

     The Condominium Association is responsible for enforcement and monthly collection of the assessments. Delinquent assessments may accrue interest and may be subject to other late fees. The Condominium Association may request the Hotel Operator to offset assessments from amounts otherwise due to the Owners pursuant to the Hotel Operating Agreement. The Condominium Association also has the right to enforce all other rights and remedies to collect assessments, including but not limited to either initiating a lawsuit against a defaulting Owner to collect delinquent assessments or foreclosing any assessment lien against a defaulting Owner's Unit, or both. Once a delinquent Owner has paid any past due assessment, and all collection costs and any late fees and accrued interest, whether by offset from amounts due from the rental pool or otherwise, he will have all rights available to non-defaulting Owners under the Declaration.

VOTING RIGHTS

     All voting rights are vested exclusively in the members of the Condominium Association. The Declaration provides that there will be a period of control by Southwind until up to 60 days after the conveyance of 75% of the Units to Owners other than Southwind. During the period that Southwind controls, only Southwind will have the right to appoint and remove the members of the Board of Directors and the officers of the Condominium Association; provided, however, that within 90 days after the conveyance of 25% of the Units have been sold to Owners other than Southwind, at least one board member and 25% of the members of the Board of Directors must be elected by Owners other than Southwind, and that within 90 days after the conveyance of 50% of the Units have been sold to Owners other than Southwind, not less than 33 1/3% of the members of the Board of Directors must be elected by Owners other than Southwind. Such board members and officers are not required to be Owners during the period of Southwind control.

     After termination of the period of Southwind control, each Owner will be entitled to cast a vote equal to his percentage interest in all meetings of the members of the Condominium Association. Only a single vote may be cast for each Unit, regardless of how title is held. If a Unit is owned by more than one person and such Owners are unable to agree among themselves as to how their vote or votes shall be cast, they will lose their right to vote on the matter in question.

     The Declaration may only be amended or modified by an affirmative vote of the holders of at least 67% of the Hotel's interest, except where applicable law otherwise requires or in cases involving the exercise of development rights by Southwind, eminent domain, relocation of limited common elements or boundaries between Units, subdivision of Units, or termination of the condominium. In addition, the approval of the holders of mortgage or vendor's liens who represent at least 51% of the Units subject to mortgage or vendor's liens is required in connection with certain acts of the Condominium Association. Further, any amendment must be approved by the City of Gulf Shores.

MEETINGS

     The Condominium Association is required to hold annual meetings. Special meetings of the Condominium Association may be called at any time by the president of the Condominium Association, by a majority of the Board of Directors, or by written request of the Owners holding at least 20% of the votes entitled to be cast at such meeting. Owners will receive written notice of Condominium Association meetings not less than 10 nor more than 60 days prior to the date of the meeting. Owners entitled to cast 51% of the total authorized votes will constitute a quorum. If a quorum is not present at any meeting, the Owners entitled to vote who are present at such meeting will have the power to adjourn the meeting without notice other than announcement at the meeting and the Owners present at the time and place announced in the prior adjourned meeting will constitute a quorum.

BOARD OF DIRECTORS; OFFICERS

     The Board of Directors is responsible for the control and management of the Condominium Association and the disposition of its funds and properties. Unless the Declaration, other condominium documents or applicable law provide otherwise, an act or approval of the Board of Directors will be deemed to be an act or approval of the Condominium Association. The responsibilities of the Board of Directors include, but are not limited to:

     - Opening bank accounts on behalf of the Condominium Association

     - Approving or disapproving additions to, improvements to, or alterations to the hotel

     - Enforcing the provisions of the condominium documents

     - Following receipt of a proposed annual budget from the hotel operator

     - Adopting an annual budget and operating plan for the hotel and Condominium Association prior to the commencement of each operating year

     - Exercising for the Condominium Association all powers, duties and authority vested in or delegated to the Condominium Association and not reserved to the membership by other provisions of the Declaration or other condominium documents

     - Supervising all officers, agents and employees of the Condominium Association and seeing that their duties are properly performed

     - Levying, collecting and enforcing the payment of assessments in accordance with the provisions of the Declaration

     - Causing to be procured and maintained adequate property liability and other insurance as required by the Declaration

     - Negotiating with the hotel operator, and

     - Engaging providers of professional services including attorneys, accountants and property managers, to render services to the Condominium Association

     The initial Board of Directors will consist of three directors, who, except during the period of Southwind control, must be members of the Condominium Association. Directors are non-salaried and will not be required to render full time service. Except with respect to directors appointed by Southwind, any director may be removed with or without cause by Owners having at least 67% of the votes entitled to be cast on such matter.

     Officers of the Condominium Association will include a president, vice-president, secretary and treasurer, to be appointed by the Board of Directors for one year terms. The Board of Directors may appoint other officers for such terms and with such authority as is determined by the Board of Directors.

USE RESTRICTIONS

     Restrictions on the use of Units appear in the Declaration, the Hotel Operating Agreement and other documents. The use restrictions include, without limitation, the following:

          1. The Suites must be used only for commercial rental by the hotel operator to the public for tourist, visitor and transient traveller accommodation.

          2. An Owner may not individually lease his Suite or directly or indirectly charge rent or any form of consideration for the use of his Suite except in accordance with the terms of the Hotel Operating Agreement.

          3. The rights of an Owner to make use of the common elements at the Hotel are limited to those times when the Owner has the right to occupy his Unit in accordance with the terms of the Hotel Operating Agreement.

          4. The Hotel Operator is authorized to designate certain areas of the Hotel for its exclusive use and an Owner may not interfere with that exclusive use.

          5. No animals are allowed in the Suites or in other areas of the Hotel except for physical impairment assistive animals to the extent that they are required by persons at the Hotel.

          6. Except for signs incidental to the operation of the Hotel, and any other advertising signs that Southwind elects to post in connection with the development of the Hotel, no signs are permitted on the exterior of any Suite or any other portion of the Hotel without the prior written approval of the Board of Directors.

          7. No Owner may remove, replace, substitute, alter, repair or add to any part of the Hotel, including the Owner's Suite, or any of the furniture, fixtures or equipment located in and around the hotel, including in any Suite.

     For a discussion of additional use restrictions see "The Hotel Operating Agreement."

INSURANCE

     If for any reason the Hotel Operator fails to provide insurance coverage pursuant to Article XII of the Hotel Operating Agreement, the Condominium Association will be required to assure that property damage, public liability, fire and other hazard insurance and business interruption coverage with respect to the Hotel is maintained pursuant to the Declaration. The Condominium Association may maintain other insurance affording such coverages and with such limits as the Board of Directors may determine. All insurance policies will name the Owners, the Hotel Operator and the Condominium Association as insureds.

     The Condominium Association will also obtain fidelity blanket bonds for all officers, directors, trustees, and employees of the Condominium Association. The amount of the bonds maintained by the Condominium Association will be determined in the discretion of the Board of Directors.

     Each Owner may personally have joint (with other Owners) and several (individual) liability for tort and contract claims as a result of ownership of Suites or participation in the rental pool. Although we believe that the insurance coverage provided to Owners will be adequate, we cannot assure you of that fact, and you should consider whether you should obtain additional insurance coverage.

ENFORCEMENT OF THE DECLARATION

     The Condominium Association will do all things necessary to enforce each Owner's obligations under the Declaration, including, without limitation, with respect to non-payment of assessments, the filing and foreclosure of liens, the suspension of an Owner's right to vote on Condominium Association matters, and the bringing of an action at law against the Owner personally. Furthermore, the Condominium Association may direct the hotel operator to deduct the amount of unpaid Assessments from any sum distributable to the Owner under the Hotel Operating Agreement. All unpaid assessments will constitute a lien on a Unit superior to all other liens except for tax and special assessment liens and unpaid sums under a first mortgage or deed of trust.

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

     Southwind is an Alabama limited liability company. Each member of Southwind's management team will continue his involvement with Southwind until all Units are sold and thereafter as necessary for the operating of Southwind. If all the Units are not sold, the unsold Units will remain in the rental pool and Southwind will be an Owner on the same basis as other Owners. Southwind will own the commercial unit and lease it to the Hotel Operator when the Hotel begins operations.

     Southwind has no established policies with respect to any of the following:

     - Issuing senior securities

     - Borrowing money

     - Making loans to other persons

     - Investing in the securities of other issuers for the purpose of exercising control

     - Underwriting securities of other issuers

     - Engaging in the purchase and sale or turn over of investments

     - To offer securities in exchange for property

     - To repurchase or otherwise reacquire its securities

     - To make annual or other reports to security holders

     Southwind's manager may establish policies or cause Southwind to engage in the foregoing activities without approval of its members. If Southwind engages in any of the foregoing activities, it will be exclusively in connection with Beachside Suites Hotel.

                                   MANAGEMENT

     Julian B. MacQueen, age 48, has served as the President of Southwind since March 11, 1999. Like all Southwind's officers, he will serve in that capacity until he resigns or is removed by Southwind's manager. He also owns 94% of Southwind. Mr. MacQueen is also the Chairman and Chief Executive Officer of Innisfree Hotels. From 1979 until forming Innisfree in 1985, Mr. MacQueen was Executive Vice President of Family Inns of America, a regional chain of 27 motels. In that capacity, he was responsible for sales, marketing, franchise and development. During his tenure with Family Inns of America, Mr. MacQueen was responsible for the construction of six motel properties and the development of a national sales and reservation system. Mr. MacQueen is a Certified Hotel Administrator and a member of the Board of Directors of First American Bank, Pensacola, Florida. He also holds a Bachelors degree in Psychology from the University of South Alabama.

     William P. Lagman, age 59, has served as Vice President of Marketing for Southwind since March 11, 1999. He also owns 5% of Southwind. Like all Southwind's officers, he will serve in that capacity until he resigns or is removed by Southwind's manager. Mr. Lagman is also the President of Gulf Coast Accommodations, Inc. Mr. Lagman has been associated with Gulf Coast Accommodations, Inc. since 1993. Mr. Lagman is a licensed real estate broker in the states of Alabama and Florida.

     Harlan R. Butler, age 50, has served as the Vice President of Business Development for Southwind since March 11, 1999. Like all Southwind's officers, he will serve in that capacity until he resigns or is removed by Southwind's manager. Mr. Butler is also an Executive Vice President for Innisfree Hotels. He joined the Innisfree management team in 1989. He directs the operation of 11 multiple franchise properties, office parks, and condominium management companies. Mr. Butler has more than 26 years of experience in the hotel management industry. He also holds a Bachelors degree in Journalism from the University of Arkansas.

     Roger W. Wiegner, age 45, has served as a Vice President of Operations for Southwind since March 11, 1999. Like all Southwind's officers, he will serve in that capacity until he resigns or is removed by Southwind's manager. He is also the Regional Director of Operations for Innisfree, a position he has held since 1991. Mr. Wiegner has more than 20 years of experience in the hotel industry.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Julian MacQueen owns 94% of the equity interest in Southwind and 100% of the equity interest of Southwind Development Management Company, Inc., Southwind's manager. Mr. MacQueen has at least a 50% equity interest in the following companies which own or operate hotels or condominiums in the Gulf Shores Market and surrounding areas: Romar Motels, Inc., which owns a 94-room hotel that is operated as a Days Inn in Orange Beach, Alabama; Young's Motels, Ltd., which owns "Young's By The Sea," an 112-room hotel in Gulf Shores, Alabama; Perdido Hospitality, Ltd., which owns a 100-room hotel operated as a Best Western Hotel in Perdido Key Beach, Florida; and Sunrise Hospitality, L.L.C., which owns and operates the 100-room Beachside Resort and Conference Center located in Pensacola, Florida.

     Mr. MacQueen is also the majority stockholder and Chairman and Chief Executive Officer of Innisfree Hotels, Inc., which will manage and operate the Hotel. Innisfree is the Hotel Operator for each of the hotels listed above. Innisfree is also the hotel operator for certain hotels in other markets.

     Mr. MacQueen owns a 50% equity interest in Gulf Coast Accommodations, Inc. which, in turn, owns a 50% equity interest in Island Vacations, L.L.C. Island Vacations operates Perdido Skye Condominiums in Perdido Key Beach, Florida, which has 46 units. In addition, it manages approximately 200 additional rental homes and condominiums in the Gulf Shores Market.

     Mr. MacQueen is also the sole shareholder of Gulf Coast Accommodations of Florida, Inc., which is located in Pensacola Beach, Florida. Gulf Coast Accommodations of Florida, Inc. was formed in 1994 and operates three condominium properties and 150 additional condominium rentals in Pensacola Beach, Florida.

     Mr. MacQueen owns approximately 5% of First American Bank of Pensacola, N.A., the construction lender for the development of the hotel. Mr. MacQueen is also on the Board of Directors of First American Bank of Pensacola.

     The following diagram shows Mr. MacQueen's affiliates:

                                   (DIAGRAM)

     In 1998 Mr. MacQueen advanced $198,901 to Southwind. He advanced Southwind an additional $359,405 between January 1 and November 24, 1999. These advances are non-interest bearing and are not secured. There are no written terms for the repayment of these advances. We expect that these advances, as well as any other such advances which may be made by Mr. MacQueen prior to completion of the Hotel, will be repaid from the proceeds received by Southwind from its sale of Units.

               COMPENSATION AND FEES TO SOUTHWIND AND AFFILIATES

     The following table summarizes the compensation and fees which may be received by Southwind and its affiliates in connection with the offering of the Units and the operations of the Hotel, assuming that all 83 Units offered are sold and that the maximum amount of commissions is paid. Cross-references are to sections of this Prospectus where additional information about a particular fee may be found.

                                  (FEES CHART)
---------------

1. Net Hotel Return is the amount equal to the Hotel's gross revenue less the Hotel's expenses and contributions to the furniture, fixtures and equipment reserve.

                        DETERMINATION OF PURCHASE PRICE

     The initial purchase prices of the Units have been determined by Southwind solely on the basis of prices of comparable properties in the Gulf Shares Market. No independent valuations have been obtained for purposes of determining the value of the Units. We cannot assure you that Units can be resold at or in excess of the purchase price. No organized market for the trading of Units is expected to develop as a result of this offering.

                                USE OF PROCEEDS

     Assuming that the maximum number of Units offered hereby is sold, the gross proceeds from the sale of Units will be approximately $12.65 million, exclusive of offering expenses (estimated at $157,024) and real estate commissions and finders fees up to $759,222. All of the net proceeds of the offering will be paid to Southwind. Southwind will use the net proceeds from the offering as follows:

                                                                       APPROXIMATE PERCENTAGE
APPLICATION OF NET PROCEEDS                       APPROXIMATE AMOUNT      OF NET PROCEEDS
---------------------------                       ------------------   ----------------------
Repayment of construction loan to First American
Bank of Pensacola, N.A..........................     $ 9,149,443(1)            77.95%
Repayment of DeJusto Note.......................         794,200(2)             6.77%
Repayment of MacQueen Advances..................         558,306(3)             4.76%
Retained by Southwind...........................       1,235,505(4)            10.52%
                                                     -----------               -----
Total...........................................     $11,737,454                 100%

     Assuming that the minimum number of Units offered hereby is sold, the gross proceeds from the sale of Units will be approximately $11.36 million, exclusive of offering expenses (estimated at $157,024) and real estate commissions and finders fees up to $681,870. All of the net proceeds of the offering will be paid to Southwind. Southwind will use the net proceeds from the offering as follows:

                                                                       APPROXIMATE PERCENTAGE
APPLICATION OF NET PROCEEDS                       APPROXIMATE AMOUNT      OF NET PROCEEDS
---------------------------                       ------------------   ----------------------
Repayment of construction loan to First American
Bank of Pensacola, N.A..........................     $ 9,149,443(1)            86.93%
Repayment of DeJusto Note.......................         794,200(2)             7.55%
Repayment of MacQueen Advances..................         558,306(3)             5.30%
Retained by Southwind...........................          23,657(4)              .22%
                                                     -----------               -----
Total...........................................     $10,525,606                 100%

---------------

(1) The land acquisition loan will be combined with the construction loan. This amount is estimated and includes the land acquisition loan, but does not include cost overruns. In addition, this amount includes interest on the land acquisition loan and construction loans, assuming the loans are repaid in December, 2000. Interest on the land acquisition loan is calculated at the rate of 8% per annum until October of 1999, at which time the interest rate increased to 8.5%. In November, the interest rate increased to 8.75%. It is assumed that the interest rate will remain at 8.75% until March of 2000, at which time it is estimated the acquisition loan will be rolled into the construction loan. The construction loan will bear interest at the rate of prime plus 1/4%. Interest on the construction loan is calculated assuming a rate of 8.75%, that principal is drawn on as follows: 20% in March, 5% in April, 5% in May, 10% in June, 10% in July, 10% in August, 15% in September, 10% in October, and 15% in November and assuming the construction loan is repaid in December of 2000. Any additional amounts incurred by Southwind under the construction loan will be repaid from the net proceeds of the offering.
(2) This amount includes interest payable monthly at 10% per annum and an additional 10% interest payment that is due upon maturity, and assumes the loan is repaid in August, 2000.
(3) This amount reflects the outstanding principal amount of the loan from Mr. MacQueen as of the date of this Prospectus. Additional amounts may be advanced to Southwind prior to the time all of the Units are sold. In that event, all additional amounts advanced will be repaid from the net proceeds of the offering.
(4) This amount may be substantially reduced if additional advances are repaid to Mr. MacQueen by Southwind, if cost overruns are incurred, or if offering expenses exceed the estimated amount. Any amounts retained by Southwind will be distributed to its members pursuant to its operating agreement.

                              PLAN OF DISTRIBUTION

     Southwind is offering the Units on a best efforts basis directly through its members, officers and employees who are "associated persons" within the meaning of Rule 3a4-1(c) under the Securities Exchange Act of 1934 and who will not receive any sales commissions. The associated persons will be duly licensed by state securities commissions in the states that require them to be licensed as agents. Southwind may also engage duly licensed real estate brokers, who will be supervised by its licensed agents, to assist in the sale of the Units. The real estate brokers may receive sales commissions of up to 6% of the total selling price of the Units sold by them in conjunction with such licensed agents. Southwind may also pay finders fees, but in no event will the sum of sales commissions and finder's fees exceed 6% of a Unit's price. The minimum subscription is one Unit.

     Southwind must sell 75 Units, the minimum number of securities offered at the prices specified in Annex A hereto if any are sold, within twelve months from the date of this Prospectus. Southwind is required to use only its best efforts to sell 83 Units, the maximum number of securities offered. Southwind must receive funds in the aggregate of approximately $2,272,900 within fourteen months from the date of this Prospectus, or your deposits will be promptly refunded to you, together with interest. The offering will terminate on the earlier to occur of the following events:

     - Twenty-four months from the date of this Prospectus

     - Twelve months from the date of this Prospectus if 75 Units have not been sold

     - The date the last of the 83 Units is sold

     Retirement plans and individual retirement accounts may not purchase Units. No sales will be made to discretionary accounts without prior approval of the prospective investor.

                                HOW TO PURCHASE

     Units are being offered for sale prior to the construction of the Hotel. Prospective Owners must execute a Preconstruction Purchase and Escrow Agreement (the "Purchase Agreement"). The Purchase Agreement requires a deposit of at least 20% of a Unit's purchase price into escrow. The escrow agent will be Gulf Shores Title Company, of Gulf Shores, Alabama. Deposits will be held by the escrow agent until closing. Closing will not occur until the Hotel is substantially complete, as evidenced by a recorded certificate of substantial completion from an independent registered architect, independent registered engineer or by issuance of certificate of occupancy authorized by law. A purchaser may terminate the Purchase Agreement within 7 days of entering the Purchase Agreement and his or her deposit will be refunded by the escrow agent. Although a purchaser's obligations under the Purchase Agreement are not contingent upon his obtaining financing, Southwind may terminate any Purchase Agreement in the event the prospective purchaser is denied financing. Purchasers may procure financing from any available source. Lender requirements for financing may vary. All financing costs will be the obligation of individual purchasers who elect to finance the purchase of a Unit. Additionally, Southwind may review a prospective purchaser's credit report and terminate the Purchase Agreement if, in Southwind's discretion, such credit report is unsatisfactory. Southwind may also, in its sole discretion, terminate the Purchase Agreement if it does not sell at least 75 Units within 12 months from the date of this Prospectus. If this occurs, your deposit is refundable with accrued interest and you will have no further remedies.

     Concurrently with the execution of the Purchase Agreement, prospective purchasers will be required to execute an Assignment and Assumption of the Hotel Operating Agreement. By executing the Assignment and Assumption, each prospective purchaser agrees to be bound by and comply with the Hotel Operating Agreement.

     Persons interested in purchasing a Unit will be required to complete a Potential Purchaser Questionnaire, satisfy the minimum suitability standards established by Southwind, and otherwise be a suitable purchaser as determined by Southwind.

     Persons seeking to acquire temporary vacation accommodations with the potential for a minimum rate of return may be suitable investors. Persons who are seeking a high rate of return or who need liquid investments are not suitable. Prospective purchasers must have a minimum gross annual income in excess of $60,000 and a net worth, exclusive of principal residence, home furnishing and automobile, of $225,000.

     Purchasers will be notified of the date and place for closing at least 10 days in advance. At closing, each purchaser will be required to pay the balance of the Unit purchase price and to contribute to the Operating Cash Reserve the amount indicated on the Schedule of Purchase Prices attached hereto as Annex A. Purchasers will also be required to pay the following expenses:

     - Any applicable taxes

     - Any costs associated with purchasers financing of the purchase of the Unit

     - Any utility deposit apportioned to the Unit

     - Any insurance premium apportioned to the Unit

     - Any fees for attorneys or other parties engaged by purchaser

     - Any other expenses incidental to closing

                  CERTAIN FEDERAL AND STATE INCOME TAX ASPECTS

     The following discussion summarizes some of the federal income tax aspects of the purchase, ownership and disposition of the Units and participation in the rental pool and the opinions of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, counsel to Southwind ("Counsel"), with regard to certain material aspects. This discussion and Counsel's opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, IRS rulings and procedures and judicial decisions in effect on the date of this Memorandum. The Tax Reform Act of 1986 (the "1986 Tax Act") and the Revenue Act of 1987 (the "1987 Tax Act") substantially altered the federal income tax system, particularly as it relates to the tax consequences of investments by individuals in real estate, and the Technical and Miscellaneous Revenue Act of 1988 (the "1988 Tax Act"), the Omnibus Revenue Reconciliation Act of 1989 (the "1989 Tax Act"), the Revenue Reconciliation Act of 1990 (the "1990 Tax Act"), the Revenue Reconciliation Act of 1993 (the "1993 Tax Act"), the Taxpayer Relief Act of 1997 (the "1997 Tax Act") and other acts have made numerous other changes in the Code. Consequently, significant uncertainty exists regarding various aspects of the taxation of Owners of Units. Furthermore, applicable Treasury Regulations and interpretations have not yet been written or are under continuing review by the IRS in many relevant areas. No assurance is given that future legislative or administrative changes or court decisions will not modify the legal bases for the statements, conclusions and opinions expressed in this discussion. Any such changes may or may not be retroactive with respect to transactions completed prior to the dates of such changes. Additionally, the interpretation of existing law and regulations described here may be challenged by the Service during an audit of the rental pool's information return or an Owner's individual return. Moreover, a successful challenge of the rental pool's information return would likely result in an adjustment to an Owner's individual return.

     The following discussion of tax aspects generally assumes that the investor is an individual and is a United States citizen or resident and is limited to those areas of federal income tax law that are considered to be most important to individual investors. Although the hotel operator will furnish the Owners with such information regarding the rental pool as is required for income tax purposes, each Owner will be responsible for preparing and filing his own tax returns. Prospective investors should also be aware that it is impractical to discuss in this section all aspects of federal and state income tax law which might affect an investment in the Units, including determinations the correctness of which depend in significant part on future factual circumstances and matters peculiar to certain investors. Accordingly, while this discussion applies generally to all individual prospective investors, prospective investors are urged to consult, and must depend upon, their tax advisors regarding their particular circumstances, especially if the prospective investor is not an individual, and the federal, state, local and other tax consequences arising out of their participation as Owners.

     Unless otherwise noted, the discussion in this section represents the opinion of Counsel. Counsel's opinions expressed in the following discussion are only opinions that the tax law results described are more likely than not to be the tax law results that should occur, subject to any conditions stated in the particular section of this discussion which states such tax law conclusions. Although Counsel's opinions represent its best judgment as of the date of this Registration Statement and are based on legal authorities published as of that date, those opinions do not bind the Service or in any way constitute an assurance that the Service will agree with the federal income tax consequences described. Further, no rulings have been requested from the IRS with respect to the matters discussed in this section. Southwind does not intend to obtain any such rulings.

CLASSIFICATION OF RENTAL POOL AS A PARTNERSHIP

     Pursuant to the provisions of the Rental Pool Agreement, the hotel operator will rent the Unit of each Owner on behalf of such Owner. Profits from the rental of Units will be shared proportionately by the Owners of the Units. Under
Section 301.7701-2 of the Regulations, a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Counsel believes that the sum of the contractual relationships created by the Rental Pool Agreement cause the rental pool to be a business entity. Therefore, in counsel's opinion although each Owner will be the legal Owner of a separate Unit, because of provisions in the Rental Pool Agreement relating to the sharing of income and expenses of the hotel and its operations, the Owners will be treated as participants in an business entity taxable as either a partnership or a corporation for federal income tax purposes. There is no assurance that the IRS or a court will agree that the rental pool should be classified as a business entity.

     If, consistent with tax counsel's opinion, a business entity is created by the sum of the contractual relationships among the Owners of the Units, the federal income tax consequences to the Owner of a Unit will depend upon the business entity's classification for federal income tax purposes. If the business entity is classified as a partnership for federal income tax purposes and is not a "publicly traded partnership," it will not be subject to any federal income tax. Instead, an Owner will be subject to tax on his or her allocable share of the partnership's income and gain, and may be entitled to claim his or her allocable share of the partnership's losses. However, deduction of an Owner's allocable share of loss from a partnership is subject to many important limitations, some of which are discussed below. Prospective Owners should consult, and must depend on, their own tax advisor's advice concerning detailed application of partnership tax rules to their specific tax situations.

     If the business entity is classified as a corporation or as a "publicly traded partnership," Owners will be treated as shareholders of a corporation, and (1) the taxable income of the organization will need to be reported on a corporate income tax return and will be subject to the federal income tax imposed on corporations, (2) items of income, gain, loss, deduction or credit will not flow through to the Owners to be accounted for on their individual federal income tax returns, and (3) distributions, if any, will be treated as corporate distributions to Owners, some or all of which may be taxable as dividends. As a result, an owner's share of income from the rental pool would be subject to two levels of taxation, at the corporate level when earned and at the owner level when distributed.

     Treasury Regulations which became effective January 1, 1997 address the issue of whether a business entity must be classified for federal tax purposes as a partnership or as a corporation. These Treasury Regulations, known as the "check-the-box" regulations, state that a business entity that is not specifically classified as a corporation under the Regulations (an "eligible entity") can elect its classification for federal income tax purposes. An eligible entity with two or more members that does not elect its classification is classified under the default provisions of the Regulations is a partnership for federal tax purposes. Counsel is of the opinion that the business entity created by the contractual relationships among the Owners of the Units is an eligible entity of two or more members under the Regulations. Therefore, provided that the rental pool either affirmatively elects to be classified as a partnership or makes no election and is classified under the default provisions of the Regulations, and subject to the discussion of publicly-traded partnerships below, Counsel is of the opinion that the rental pool will be classified as a partnership for federal tax purposes. There is no assurance that the IRS or a court will agree with counsel's opinion.

     The discussion that follows is based upon the assumption that the Owners will be treated as the Owners for tax purposes of their Unit and their undivided share of the hotel common areas and that the rental pool will be classified as a partnership and not as a corporation for federal income tax purposes. Owners will be considered partners who have contributed the use of a Unit, not its ownership, to the rental pool, so that each participating Owner will report separately items of expense or deduction relating to the ownership of a Unit, including interest and depreciation subject to the limitations described below.

     No federal income tax is paid by a partnership as an entity. Partnerships file an annual partnership information return, and each Owner will be provided with the information required for the preparation of such Owner's respective federal income tax return. Each partner is required to report on his income tax return his distributive share of a partnership's income, gain, loss, deduction or credit (and items of tax preference), regardless of whether any actual distribution is made to that partner during his taxable year. Consequently, a partner's share of the partnership's taxable income may exceed the cash, if any, actually distributed to that partner. Conversely, actual (or constructive) distributions of money from a partnership will be taxable only to the extent that such distributions exceed the adjusted basis of the partner's interest in the partnership, regardless of whether the partnership has current income. The characterization of an item of income or loss generally will be the same for the partners as it is for the partnership.

     The rental pool's items of income, gain, loss, deduction or credit will be allocated proportionately among the Owners. The extent to which a specific Owner may deduct his or her distributive share of the rental pool's expenses will depend upon: (1) whether the rental activity engaged in is with the intent of making a profit (Section 183); (2) whether the Unit constitutes a "dwelling unit" (Section 280A); (3) whether the rental activity is a "passive activity" (Section 469); (4) whether the taxpayer is "at risk" with respect to the activity (Section 465); and (5) the limitations on interest deductions. Additional provisions of the Code may also limit a specific taxpayer's deductions. Moreover, to the extent that an Owner's share of rental pool losses exceeds the basis of his interest in the rental pool, such excess losses cannot be utilized in that year by that Owner for any purpose, but are allowed as a deduction (subject to the limitations described above) only when and to the extent that Owner's adjusted basis for his interest in the rental pool at the end of any year exceeds zero.

STATUS OF THE PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP

     Under Section 7704 of the Code, a publicly traded partnership will be treated as a corporation for federal income tax purposes. For this purpose, a publicly traded partnership is one the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). Under the Regulations, for partnerships starting business after December 31, 1995, an "established securities market" means generally any national, regional, or local exchange, certain foreign exchanges, and any interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers. Also pursuant to the Regulations, interests are "readily tradable on a secondary market (or the substantial equivalent thereof)" if (i) such interests are regularly quoted by any person making a market in the securities; (ii) any person regularly makes available to the public bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell or exchange such interests; or (iv) prospective buyers and sellers have the opportunity to buy, sell or exchange interests in the partnership in a time frame and with the regularity and continuity comparable to that described in (i) through (iii) above. Based on these Regulations, Counsel is of the opinion that the rental pool will not be treated as publicly-traded partnership.

PARTNERSHIP ANTI-ABUSE RULE

     Regulation sec. 1.701-2 gives the IRS broad authority to disregard a partnership in whole or in part, to refuse to treat a partner as a partner, to adjust a partnership's methods of accounting, or to alter or disregard partnership allocations in the case of a partnership which the IRS determines to have been formed or availed of with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner which, even though in compliance with the literal language of the Code or Regulations, the IRS determines to be "inconsistent with the intent of subchapter K" of the Code. While the Counsel does not believe that the anti-abuse rule has any application to the rental pool and its operations as presently contemplated, the IRS is given very broad power under the Regulation. Tax advisors can only speculate as to how such power might be used and how it may be applied to future facts. Accordingly, Counsel has not given an opinion on this matter.

BASIS OF EACH OWNER IN THE UNIT AND IN THE RENTAL POOL PARTNERSHIP

     For federal and state income tax purposes, an Owner will acquire an ownership interest in the Unit and its furnishings and will be required to contribute his or her pro-rata share to the initial operating cash reserve.

     The Owner will acquire a tax basis in the Unit and the furnishings equal to the Owner's cost for those items. These costs are not deductible but will be recoverable either through depreciation deductions (see "Depreciation/Amortization" below) or as an offset to the sales amount realized in the computation of gain or loss on the sale or other disposition of such property.

     The amount contributed by an Owner to the operating cash reserve will be treated as a cash contribution to the rental pool partnership and the Owners will acquire an initial tax basis in their rental pool partnership interest equal to such contribution. From time to time, such tax basis will be increased by the amount of an Owner's allocable share of rental pool income on gain and decreased (but not below zero) by the amount of an Owner's allocable share of losses and deductions and by the amount of cash or other property distributions received by the Owner. The basis of an Owner in his or her partnership interest is important for determining, among other things, the amount of losses and deductions an Owner may deduct on his or her own tax return, the taxability of distributions of cash or other property from the rental pool to the Owner, and the amount of gain or loss on the sale of an Owner's interest in the rental pool.

SECTION 183 -- ACTIVITIES NOT ENGAGED IN FOR PROFIT

     Section 183 of the Code provides that, in the case of an activity engaged in by an individual or an S corporation, certain deductions attributable to such activity will be limited to the gross income generated by such activity if the activity is not engaged in for profit. Losses disallowed under Section 183 are permanently denied, not suspended. The Regulations under Section 183 provide a three-tier system of permitted deductions up to a maximum of the gross income from the activity. The Regulations also provide rules for allocation of expenses to the specific tiers.

     Section 1.183-2 of the Regulations provides that all facts and circumstances are to be taken into account and no one factor or combination of factors is determinative of whether an activity is engaged in for profit. The Regulations list nine factors that will generally be considered, but caution that other factors may also be relevant. Because the presence or absence of a profit objective is in part a factual issue which depends upon the individual circumstances of each Owner, it is impossible to presently predict with accuracy whether a particular Owner will be able to establish that he or she has a profit objective with respect to his or her ownership of a Unit and participation in the rental pool.

     Section 183 creates a presumption in favor of the determination that the activity is engaged in for profit if a profit (without regard to operating loss carry forwards) is realized in three out of five consecutive years. To allow the presumption to work, a taxpayer is given an election to postpone the determination of whether the presumption applies until the end of the fourth taxable year following the taxable year in which he first purchased his Unit and engaged in rental activity. An Owner should make an election as prescribed in the Regulations to preserve the ability to take advantage of this presumption and the delay in determining its application. An Owner should note that Southwind makes no assurances or representations concerning whether an Owner can expect a profit from the ownership of a Unit and participation in the rental pool within four years, however, it believes that the rental pool will more likely than not be considered an activity engaged in for profit.

SECTION 280A -- RESIDENCE AND VACATION HOME RULES

     The Section 280A home business expense disallowance rule applies to any "dwelling unit" used by the taxpayer as a residence. Affected taxpayers include individuals, partnerships, trusts, estates, and S corporations. Section 280A does not apply to a C corporation, except in its capacity as a member of a partnership or S corporation or as a beneficiary of a trust or estate. A "dwelling unit" includes a house, apartment, condominium, mobile home, boat or other similar property and all structures and other property appurtenant to such dwelling unit. A dwelling unit does not, however, include that portion of a unit which is used exclusively as a hotel, motel, inn or similar establishment. For this purpose, any personal use of a Unit will likely result in the Unit being deemed a dwelling unit and not used exclusively as a hotel, motel, inn or similar establishment.

     The Regulations provide an objective standard for determining whether a taxpayer's use of a dwelling unit causes it to be considered a residence subject to a gross income limitation on deductions. Any Unit used by the Owner for personal use for a number of days during a taxable year which exceeds the greater of (i) 14 days, or (ii) 10% of the number of days during the year for which the Unit is rented for fair value will be deemed a residence. Personal use includes use by the taxpayer, use by the taxpayer's family, use by an individual pursuant to a reciprocal arrangement that permits the taxpayer use of another unit, days on which the unit is rented for less than fair rental, use by other Owners in a time sharing arrangement or use by the taxpayer of other units in a rental pool, and use of the unit as a result of a charitable donation by the taxpayer. Based upon the proposed operation of the rental pool, which would limit the use by any Owner of any of the Units to a combined total of 14 days, the Section 280A gross income limitation should not should not apply to the Owners.

     Section 280A also establishes an expense allocation fraction to be used in apportioning deductions between personal and business use of a dwelling unit. The expense allocation formula permits deduction of the fraction of expenses associated with the property (other than those expenses that are otherwise deductible even if a property is used for personal use) of which the numerator is the days the property is actually used for business and the denominator of which is the total of the days the property is actually used (either for business or personal use). This allocation formula applies if a property is used for personal use for even one day. If an Unit is a dwelling unit, it is possible that, pursuant to an election of all Owners, Units held by other Owners could be aggregated with the Unit held by a particular Owner, with the result that even an Owner that never used an Unit for personal purposes could, nevertheless, have otherwise deductible expenses reduced pursuant to Section 280A. Based upon the expense allocation requirement, an Owner will be able to deduct expenses attributable to the rental pool only to the extent allocable to business use.

LIMITATIONS ON LOSSES FROM PASSIVE ACTIVITIES

     The Code characterizes certain activities as producing either passive or portfolio income and loss. Deductions of passive activity losses incurred by an individual, estate, trust, or personal service corporation or, with modifications, certain closely held corporations, may not be used to offset non-passive activity income. In general, passive activity losses can be used only to offset passive income, not wages or portfolio income (such as dividends, interest, annuities and royalties).

     In general, a passive activity, is one which: (1) is a trade or business activity in which the taxpayer does not materially participate; or (2) is a rental activity. Counsel believes that it is very unlikely that an Owner will be treated as materially participating in the rental pool because, under the terms of the Pooling Agreement, sole authority for the management and operation of the hotel resides in the Hotel Manager.

     Investments in rental activities generally produce passive income and loss. Rental activities are treated as passive without regard to whether they involve the conduct of trade or business or whether the taxpayer materially participates. The Regulations provide that where the actual or prospective customer's payments are principally for the use of tangible property, the activity is a rental activity, even if payments are made pursuant to a service contract or other arrangement that is not denominated as a lease. There are several exceptions provided by the Regulations to treatment as a rental activity, however, Counsel does not believe that any of the exceptions apply to the rental pool. Therefore, income and losses from the rental pool will be treated as derived from a passive activity.

     To the extent that an Owner has passive losses from other activities, he should be able to offset those passive losses against his allocable share of the rental pool's income and profits. Losses and credits disallowed by the passive activity rules are suspended and may be carried forward (but not back) and treated as losses and credits from passive activities in each successive taxable year until offset by income from passive activities or allowed against other income as a result of the complete disposition of the taxpayer's interest in that activity. When a taxpayer's entire interest in an activity is disposed of in a taxable transaction (other than to a related party), any remaining suspended loss incurred in connection with that specific activity is allowed in full, first against income or gain from such activity during the year of disposition, second against net income or gain from all other passive activities, and thereafter against income from all sources, including active income. A disposition can occur through a partner's disposition of his entire partnership interest.

APPLICATION OF AT-RISK LIMITATIONS

     Generally, Code section 465 limits losses that a taxpayer can claim in real estate and other enumerated activities to the amount that the taxpayer has at risk with respect to such activities. Losses that are disallowed in any year because of the at-risk limitations are carried over to succeeding years and can be used in those years to the extent that the partner's at-risk amount has increased. A taxpayer is considered at risk in any activity with respect to (i) the net amount of money and the adjusted basis of property contributed by the taxpayer to the activity, (ii) any amount with respect to the activity if the taxpayer is considered personally liable for the repayment of that amount, and
(iii) the taxpayer's proportionate share of any other amount borrowed with respect to the activity if the lender is an institutional lender and the loan is secured by real property used in the activity ("qualified nonrecourse financing"). A taxpayer is not considered to be "at risk" to the extent he or she is protected against loss through nonrecourse financing not so secured, guarantees, stop loss agreements or similar agreements. A taxpayer's at-risk amount is increased by profits earned in the activity and decreased by losses occurring in the activity. In determining the amount of loss, if any, disallowed under Section 465, Sections 183 and 280A are applied prior to the application of
Section 465, and Section 469 is applied after any limitation under Section 465 is determined.

LIMITATION ON INTEREST DEDUCTIONS

     Interest incurred to finance the purchase of a Unit will be deductible subject to the application of the Residence and Vacation Home Rules and the Passive Activity rules discussed above. Generally interest used to purchase an interest in an entity which produces passive income or loss is treated as passive. However to the extent that the rental pool partnership has investment income, a portion of such interest may be characterized as investment (or portfolio) interest. The deductibility of a taxpayer's investment interest expense generally is limited to the amount of such taxpayer's net investment income. Investment interest expense does not include any interest expense which is taken into account in determining the income or loss from a passive activity, but does include (i) interest on indebtedness incurred or continued to purchase or carry property held for investment, (ii) a partnership's interest expense attributable to portfolio income under the passive loss rules, and (iii) the portion of interest expense incurred or continued to purchase or carry an interest in a passive activity to the extent attributable to portfolio income (within the meaning of the passive loss rules). Owners who intend to finance the purchase of their Units with borrowed funds should consult their own tax advisors before borrowing such funds and should maintain careful records of any debt they incur to carry or acquire their Units, because the interest on such debt may be investment interest to the extent the rental pool does not engage in a passive activity or to the extent of any portfolio income received from the rental pool.

     Net investment income includes gross income from property held for investment, gain attributable to the disposition of property held for investment, and amounts treated as gross portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income. Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

DEPRECIATION/AMORTIZATION

     In Counsel's opinion, it is more likely than not that an Owner will be treated as the Owner of a Unit and the tangible personal property associated with the Unit and be entitled to depreciation deductions with respect to the Unit and the tangible personal property. Each Owner of a Unit used for rental purposes will separately determine the applicable allowance for depreciation with respect to such Unit and any tangible personal property associated with such Unit for any year, subject to the limitations described above. Section 179 of the Code allows a taxpayer (other than trusts, estates and certain noncorporate lessors) to expense certain depreciable business assets in the year of acquisition by electing to treat the cost of new property as an expense rather than as a capital expenditure subject to depreciation. The deductions for which the election are made are allowed for the tax year in which the Section 179 property is placed in service and are in lieu of a depreciation deduction. Generally, a taxpayer may elect to expense only tangible personal property under
Section 179.

SALE OR OTHER DISPOSITION OF A UNIT

     If a Unit is held solely for business purposes for more than one year by an Owner who is not a dealer with respect to such Unit, gain or loss realized on the sale of such Unit generally will be considered gain or loss from the sale of a Section 1231 asset and will be so taken into account in computing the taxpayer's net Section 1231 gain or loss for the taxable year. A net Section 1231 gain generally is treated as a long-term capital gain, while a net Section 1231 loss is treated as an ordinary loss. If any such gain on the sale of a Unit represents recapture of depreciation of personal property, that portion of the gain will be taxable as ordinary income.

     No loss will be allowed in connection with the sale of a Unit held for personal use. Any gain realized on the sale of a Unit held for personal use will be a long-term or a short-term capital gain, depending upon whether the Unit was held for more than one year. If a Unit is held partly for personal use and partly for business use, an apportionment of the gain or loss will be required and each portion will be reported in accordance with the principles stated above.

     In the event of an Owner's sale or other transfer of a Unit, the distributive share of rental pool income, gain, loss, deduction or credit for the entire year allocable to such Unit generally will be allocated between the transferor and the transferee, based upon the period of time during the taxable year that each owned such Unit, notwithstanding the timing or amounts of any rental pool distributions.

ADMINISTRATIVE AND COMPLIANCE MATTERS

  Audit Risk

     The Service has the right to audit partnership information returns. If the Service audits and adjusts the rental pool's information return, it is likely that the Service will make corresponding adjustments to the Owners' income tax returns. It also will be more likely that the Owners' individual tax returns also will be audited. It is not expected that the rental pool will make cash distributions to Owners to assist them in paying a tax liability resulting from either an audit of the rental pool or the Owner.

  Resolution of Disputes Involving Rental Pool Items

     The rental pool will be treated as a separate entity for purposes of federal tax audits, judicial review of administrative adjustments by the Service and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Board of Directors shall be responsible for selecting the Tax Matters Partner for the rental pool.

     The Tax Matters Partner is entitled to make certain elections on behalf of the rental pool and Owners and can extend the statute of limitations for assessment of tax deficiencies against Owners with respect to rental pool items. The Tax Matters Partner may seek judicial review (to which all the Owners are bound) of a final rental pool administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Owners having in the aggregate at least a 5% profits interest. Only one action for judicial review will go forward, however, and any Owners with an interest in the outcome may participate.

     The Owners generally will be required to treat rental pool items on their personal federal income tax returns consistent with the treatment of the items on the rental pool's information return. In general, this consistency requirement is waived if an Owner files a statement with the Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the Owner's treatment of the item with his treatment on the rental pool's information return. Even if the consistency requirement is waived, adjustments to an Owner's tax liability with respect to rental pool items may result from an audit of the rental pool's or the Owner's tax return. Intentional or negligent disregard of the consistency requirement may subject an Owner to substantial penalties.

  Possible Changes in Federal Tax Laws

     The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in Regulations and by the Service through its audit policy, announcements, and published and private rulings. Such changes may be retroactive. Accordingly, the ultimate effect on an Owner's tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be. Judicial decisions generally are given retroactive effect, and other significant changes historically have been given prospective application. However no assurance can be given that any changes made in the tax law affecting an investment in the rental pool would be limited to prospective effect.

INVESTMENT BY FOREIGN PERSONS

     The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign investors ("foreign persons") are complex, and no attempt has been made herein to discuss such rules. Potential investors that are foreign persons should consult with their tax advisors to fully determine the impact on them of United States federal, state and local income tax laws.

CORPORATE INVESTORS

     Section 183 does not apply to corporate Owners. Section 280A does not apply to corporations that are not electing S corporations. Section 469 applies only to certain closely held C corporations and personal service corporations. However, deduction of expenses associated with the acquisition and ownership of a Unit by a corporation may be disallowed or restricted under other Code sections. In particular, corporations that purchase Units should consult their own tax advisor regarding the application of Section 274 of the Code, which prohibits the deduction of certain expenses incurred with respect to facilities used for entertainment, amusement or recreation. There are numerous issues involved in corporate ownership, and corporations should obtain tax advice from their own counsel before purchasing a Unit.

STATE AND LOCAL TAXES

     The rental pool's activities will be carried on within the state of Alabama and the rental pool will be considered to be domiciled in the state of Alabama. Alabama imposes an income tax with respect to all income, regardless of source, of Alabama residents and the income derived from Alabama sources earned by a nonresident. Alabama income tax law generally conforms to federal income tax law in matters material to an investment in the rental pool.

     Owners who are not Alabama residents may be subject to taxation by their state of residence as well as Alabama with respect to income derived from the rental pool. Depending upon applicable state and local laws, both Alabama residents and nonresidents may find that some deductions that are available to the Owners for federal income tax purposes may not be available for state or local income tax purposes.

     Furthermore, the tax treatment of particular items under other state or local income tax laws may vary materially from federal income tax treatment. In addition, Owners may be subject to income, gift, estate or inheritance taxes in the state or locality of their residence or domicile, as well as in the state of Alabama. Prospective Owners are urged to consult their tax advisors concerning those matters.

                                 LEGAL MATTERS

     Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, has passed on certain tax matters as described under "Certain Federal and State Income Tax Aspects." Prospective Owners should not consider Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, to be their legal counsel with respect to this Offering or any other related matter and are strongly encouraged to seek the advice of qualified and independent legal counsel with respect to entering any of the agreements or contracts contemplated by this Offering and any other related matters, including the tax implications of the purchase of a Unit.

                                    EXPERTS

     The financial statements of Southwind dated as of December 31, 1998 appearing in this Prospectus and Registration Statement has been audited by Randall Sansom, CPAs, independent auditors, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Southwind Development Company, L.L.C. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Units offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Units offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, without charge and copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                             BEACHSIDE SUITES HOTEL
                             PROPOSED 84 ROOM HOTEL
                            IN GULF SHORES, ALABAMA

                        FORECASTED SUMMARIZED STATEMENTS
                     OF ESTIMATED ANNUAL OPERATING RESULTS

                         FOR THE OPERATING YEARS ENDING
                             DECEMBER 31, 2001-2003

                                    CONTENTS

                                                                  PAGE
                                                                  ----
Basis for Forecasts.........................................           F-2
Forecasted summarized statement of estimated annual
  operating results.........................................           F-3
Summary of significant assumptions and accounting
  policies..................................................     F-4 - F-6

                              BASIS FOR FORECASTS

     The accompanying Forecasts include a three-year forecast of the financial performance of the hotel. The Forecasts do not take into account the effects of inflation. Southwind has prepared the Forecasts based upon the following assumptions, which reflect management's plans for the construction and development of the Hotel and which it believes are reasonable:

     - The property will be developed as an 84-unit hotel.

     - All units directly on the Gulf of Mexico with full kitchens and a bath and a half baths.

     - The anticipated opening date for the hotel is the winter of 2000.

     - The number of rooms available in the rental pool is 84 individual hotel units.

     - Innisfree Hotels, Inc. will operate the facility as discussed on pages 23 through 28 of this Prospectus.

     - Management fees are as set forth in the hotel operating agreement.

     - The percentage expenses is based on the percentage expenses of Youngs by the Sea.

     - Reserves for furniture, fixtures and expenses are based on industry standards.

     - A minimum of 84 rooms must be completed prior to the hotel opening

     - At the time of closing, Southwind Development Company, L.L.C. will retain ownership of any unsold units and the commercial unit and will share in the rental pool operations proportionately. Southwind Development Company, L.L.C. will continue to market any unsold units until all are sold or the offering terminates, whichever occurs earlier.

     - Each Unit will include a built-in bunk bed area that will allow each unit to sleep 6 people.

     While Southwind believes it has taken into consideration all factors that can affect the overall economic performance of the hotel, there are a number of critical factors that can cause actual performance, especially when related to the hotel industry, to vary with that of a forecast. These factors include, but are not limited to:

     - Projected occupancy rate

     - Projected average daily room rate

     - The effect of competition

     - General economic environment

     - Strength of the tourist sector of the economy

     - Assumptions regarding the effects of inflation on both revenue and expenses

     - Weather conditions

     Investors should recognize that there can be no assurance that the assumptions will prove correct or that actual results will not differ from the results forecasted. Actual results may vary materially because events and circumstances frequently do not occur as expected. Investors are encouraged to consult with their own advisors with respect to the assumptions upon which the forecasts are based and are encouraged to review the discussion of risk factors regarding the Hotel and its operations set forth under the heading "Risk Factors."

     The Hotel will not become operational until the winter of 2000. Because this offering will terminate prior to the time the Hotel becomes operational, investors will not receive updated forecasts.

                             BEACHSIDE SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA

                       FORECASTED SUMMARIZED STATEMENT OF
                       ESTIMATED ANNUAL OPERATING RESULTS
             FOR THE OPERATING YEARS ENDING DECEMBER 31, 2001-2003

                                                               YEAR ENDING           YEAR ENDING           YEAR ENDING
                                                            DECEMBER 31, 2001     DECEMBER 31, 2002     DECEMBER 31, 2003
                                                            ------------------    ------------------    ------------------
Revenue(A)
Rooms.....................................................   2,131,040    98.5%    2,298,973    98.5%    2,467,043    98.5%
Telephone(1% of Room Rev).................................      21,310     1.0%       22,990     1.0%       24,670     1.0%
Other Income(.5% of Room Rev).............................      10,655     0.5%       11,494     0.5%       12,336     0.5%
                                                            ----------   -----    ----------   -----    ----------   -----
        Total Revenue.....................................   2,163,005   100.0%    2,333,457   100.0%    2,504,049   100.0%
Departmental Expenses(B)
Rooms.....................................................     348,243    16.1%      375,686    16.1%      403,151    16.1%
Telephone.................................................      27,704     1.3%       29,887     1.3%       32,072     1.3%
Other Income..............................................          --     0.0%           --     0.0%           --     0.0%
                                                            ----------   -----    ----------   -----    ----------   -----
        Total Departmental Expenses.......................     375,947    17.4%      405,573    17.4%      435,223    17.4%
                                                            ----------   -----    ----------   -----    ----------   -----
Income Before Undistributed Expenses......................   1,787,058    82.6%    1,927,884    82.6%    2,068,826    82.6%
Undistributed Expenses
Administrative & General..................................     173,041     8.0%      186,677     8.0%      200,324     8.0%
Sales & Marketing.........................................      62,727     2.9%       67,670     2.9%       72,617     2.9%
Property Operations.......................................     108,150     5.0%      116,673     5.0%      125,202     5.0%
Energy....................................................     114,639     5.3%      123,673     5.3%      132,715     5.3%
                                                            ----------   -----    ----------   -----    ----------   -----
        Total Undistributed Expenses......................     458,557    21.2%      494,693    21.2%      530,858    21.2%
                                                            ----------   -----    ----------   -----    ----------   -----
Gross Operating Profit....................................   1,328,501    61.4%    1,433,191    61.4%    1,537,968    61.4%
Fixed Costs
Management Fees...........................................     108,150     5.0%      116,673     5.0%      125,202     5.0%
Incentive Management Fees.................................           0     0.0%           --     0.0%            0     0.0%
Property Insurance........................................      64,890     3.0%       70,004     3.0%       75,121     3.0%
Equipment Leases..........................................       4,326     0.2%        4,666     0.2%        5,009     0.2%
Property Taxes............................................           0     0.0%           --     0.0%            0     0.0%
                                                            ----------   -----    ----------   -----    ----------   -----
        Total Fixed Costs.................................     177,366     8.2%      191,343     8.2%      205,332     8.2%
                                                            ----------   -----    ----------   -----    ----------   -----
Total Operating Income
before Reserves...........................................   1,151,135    53.2%    1,241,848    53.2%    1,332,636    53.2%
Reserve Replacement.......................................      21,630     1.0%       46,669     2.0%       75,121     3.0%
                                                            ----------   -----    ----------   -----    ----------   -----
        Net Distributable Cashflow(C).....................   1,129,505    52.2%    1,195,179    51.2%    1,257,515    50.2%
                                                            ==========   =====    ==========   =====    ==========   =====


Number Units..............................................          84                    84                    84
Number Days...............................................         365                   365                   365
Available Room nights.....................................      30,660                30,660                30,660
Projected Room Nights.....................................      18,181                19,009                19,561
Projected Room Revenue....................................  $2,131,040            $2,298,973            $2,467,043
Projected Average Room Rate...............................  $   117.21            $   120.94            $   126.12
Projected Occupancy %.....................................        59.3%                 62.0%                 63.8%

---------------

(A)An Owner's personal usage is fourteen days per year and has not been deducted from room revenue. Cleaning charges paid by Unit Owners have not been included in room revenue.
(B)The percentages for departmental expenses are stated as a percentage of the related revenue, based on the experience of Young's By The Sea, which is a Gulf Shores hotel, operated by Innisfree. Young's By The Sea is a beachfront extended stay property approximately 0.5 miles east of the Beachside Suites Hotel site.
(C)Net distributable cash flow excludes certain costs and expenses that an Owner will be directly responsible for. The excluded expenses consist of debt service on any loan obtained by an Owner to purchase a Unit, property taxes on an Owner's Unit, depreciation, any condominium association fees or assessments that might be assessed by the condominium association and any interest, calculated at the prime rate plus 2%, that may arise from the Hotel Operator's advancement of funds to cover shortfalls.

     See accompanying summary of significant assumptions and accounting policies and accountant's report.

                             BEACHSIDE SUITES HOTEL
                             PROPOSED 84 ROOM HOTEL
                            IN GULF SHORES, ALABAMA

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

     These financial forecasts present, to the best of management's knowledge and belief, the Hotel's expected annual operating years ending December 31, 2001 through 2003. Accordingly, the forecasts reflect its judgment as of March 5, 1999, the date of these forecasts, of the expected conditions and these expected courses of action. The assumptions disclosed herein are those that management believes are significant to the forecasts. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

     Investors should recognize that there can be no assurance that the assumptions will prove correct or that actual results will not differ from the results forecasted. Actual results may vary materially because events and circumstances frequently do not occur as expected. Investors are encouraged to consult with their own advisors with respect to the assumptions upon which the forecasts are based and are encouraged to review the discussion of risk factors regarding the hotel and its operations set forth under the heading "Risk Factors."

     The securities prospectus should be reviewed for a more detailed explanation of the investment and its related risk factors.

1. DESCRIPTION OF THE PROJECT AND ANALYSIS OF SOURCES OF FORECASTED INFORMATION:

     Southwind Development Company, L.L.C. owns a parcel of land in Gulf Shores, Alabama for the purpose of developing a hotel. Southwind Development Company, L.L.C. plans to market the Hotel as 83 individual units to individual investors. Concurrent with the purchase of the units, the unit Owners will enter into a hotel and operating rental pool agreement. Unit Owners will be subject to income taxes at an individual level on their allocated share of income or loss less other deductions, such as interest, depreciation, association dues and/or assessments, cleaning fees and various other costs that will be paid at the investor level.

     Management of Southwind Development Company, L.L.C. has evaluated numerous sources of information and believes they have identified the most relevant material sources of information available pertaining to this forecast to support assumptions for revenues and expenses in this forecast. These sources include, but are not limited to, market data, operating data for the geographic location and certain mandatory facility requirements based on architectural renderings, cost analysis, site surveys, zoning studies and real estate consultation. Management has analyzed this information for consistency and completeness in developing this forecast.

2. SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS

     - The property will be developed as an 84-unit hotel.

     - All units directly on the Gulf of Mexico with full kitchens and a bath and a half.

     - The anticipated opening date for the Hotel is the winter of 2000.

     - The number of rooms available in the rental pool is 84 individual hotel units.

     - Innisfree Hotels, Inc. will operate the facility as discussed on pages 23 through 27 of this Summary.

     - Management fees are as set forth in the Hotel Operating Agreement.

     - The percentage expenses is based on the percentage expenses of Youngs by the Sea.

     - Reserves for furniture, fixtures and expenses are based on industry standards.

     - A minimum of 84 rooms must be completed prior to the Hotel opening

     - At the time of closing, Southwind Development Company, L.L.C. will retain ownership of any unsold Units and the commercial unit and will share in the rental pool operations proportionately. Southwind Development Company, L.L.C. will continue to market any unsold units until all are sold or the offering terminates, whichever occurs earlier.

     - Each Unit will include a built-in bunk bed area that will allow each unit to sleep 6 people.

     - The Hotel's suites will have similar physical characteristics to ground floor suites at Young's by the Sea during the period from August 20, 1997 to August 19, 1998. Similarities will include: a suite format, full kitchens and newness of construction. Young's by the Sea did not have elevators, making access to upper level floors more difficult than ground level floors, and therefore making upper level floors less desirable. Because the Hotel will have elevators providing convenient access to upper floors, upper floor rooms will experience similar occupancy rates to ground floor rooms.

     - Revenues will increase in years 2002 and 2003 by approximately the same percentage as the revenues derived from the ground floor suites at Young's by the Sea over the period from September 1997 to September 1998.

     - The overall demand for lodging accommodations in the Gulf Shores Market is composed of individual leisure, group and commercial demand segments, comprising 80%, 17% and 3% of the market demand, respectively. The Hotel will receive a similar mix of guests.

3. BASIS OF PRESENTATION

     The forecasted presentation of Net Distributable Cash Flow has been presented using the accrual basis of accounting. Net Distributable Cash Flow, as presented on page F-3, excludes expense for property taxes.

     The operating reserve established concurrently with the purchase of the units will be used to stabilize cash flow for operations and investor distribution purposes. Due to the establishment of this reserve, no adjustments have been made for any differences between the accrual basis Net Distributable Cash Flow and the net distributable cash flow, except for the reserve for replacements.

4. HOTEL AND OPERATING RENTAL POOL AGREEMENT

     Upon purchasing a unit, each Owner will be required to sign a fifteen-year agreement with Innisfree Hotels, Inc. Innisfree Hotels, Inc. will be engaged to act as the Owners' exclusive manager for the operation of the hotel. Innisfree Hotels, Inc. will prepare, on a monthly basis, calculations of unit revenue based upon the days each unit qualifies to be included in the rental pool, in addition to various other financial reports. Revenues, adjusted for personal usage, and operating expenses will be shared by all of the Owners based upon the assigned percentage interests of each unit. The percentage interest of a Unit equals the initial value of a Unit as established by Southwind Development Company, L.L.C. divided by $12,673,700. Innisfree Hotels, Inc. will maintain certain minimum insurance requirements at the expense of the Owners.

     Innisfree Hotels, Inc. will establish on behalf of the Owners, a reserve for capital expenditures and for the replacement of furniture, fixtures and equipment. The reserve for replacement will be 1% of gross revenues in the first year, 2% the second year, 3% the third year, 4% the fourth year and 5% in year five and 5% every year thereafter.

     The forecast on page F-3 does not assume any requirement for any assessments by the Condominium Association, although one may be required. The cash return to the investor will be lower if assessments are required.

     The Owners will fund an operating cash reserve for working capital purposes in connection with the operation of the hotel at the time of closing of the Owner's purchase of the unit. Innisfree Hotels, Inc will manage the operating fund.

     Innisfree Hotels, Inc., at its option, will distribute to the investors monthly, based upon 80% of anticipated net distributable cash flow for the year, multiplied by the individual investor's allocable share. The balance of the net distributable cash flow will be distributed no later than seventy-five days after the operating year-end. Innisfree Hotels, Inc. will also prepare final year-end reports for purposes of filing individual income tax returns.

     Base management fees paid to Innisfree Hotels, Inc. will be 5% of total revenue, payable monthly with the submission of the Owner's statements.

     In addition, an incentive management fee will be paid to Innisfree Hotels, Inc. when net distributable cash flow, excluding the management incentive, reaches $1,252,987. The incentive fees will be calculated for the next three years, based on the appropriate percentage applied to the net distributable cash flow.

                                                                 YEARS ENDING
                                                                 DECEMBER 31,
NET DISTRIBUTABLE CASH FLOW,                                  ------------------
EXCLUDING ASSOCIATION EXPENSES                                2001   2002   2003
------------------------------                                ----   ----   ----
Less than $1,252,987........................................   0.0%   0.0%   0.0%
Over $1,252,987 and up to $1,384,522........................  15.0   15.0   12.0
Over $1,384,522.............................................  30.0   25.0   22.5

     Innisfree Hotels, Inc. will receive additional fees for accounting services and sales and marketing services. These fees are included in hotel operating expenses in the accompanying forecasted statement on pages F-3.

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1998
                             AND SEPTEMBER 30, 1999

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                              FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

                                    CONTENTS

                                                                  PAGE
                                                              ------------
Independent Auditors' Report................................          FS-2

Balance Sheets..............................................          FS-3

Statements of Operations and Member's/Members' Equity
  (Deficit).................................................          FS-4

Statements of Cash Flows....................................          FS-5

Notes to Financial Statements...............................   FS-6 - FS-9

                          INDEPENDENT AUDITORS' REPORT

November 24, 1999

To the Members
Southwind Development Company, L.L.C.
Gulf Breeze, Florida

     We have audited the accompanying balance sheet of Southwind Development Company, L.L.C. (the Company) as of December 31, 1998 and the related statements of operations and member's equity and cash flows for the eight month and twenty-one day period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet and the related statements of operation and member's equity and cash flows is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southwind Development Company, L.L.C., as of December 31, 1998 and the results of its operations and cash flows for the eight month and twenty-one day period then ended in conformity with generally accepted accounting principles.

Sincerely,

Randall L. Sansom
Certified Public Accountant
Gulf Breeze, Florida

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                                 BALANCE SHEETS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
                                               ASSETS
Current Assets
  Cash......................................................     $    2,168           $      298
  Due from affiliate........................................          8,210                   --
  Refundable application fees...............................          2,500                   --
  Real estate under development.............................      2,684,614            3,094,340
                                                                 ----------           ----------
          Total Current Assets..............................     $2,697,492           $3,094,638
Other Assets
  Organization costs........................................          1,566                   --
                                                                 ----------           ----------
          Total Assets......................................     $2,699,058           $3,094,638
                                                                 ==========           ==========

                         LIABILITIES AND MEMBER'S/MEMBERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable..........................................     $   35,982           $   23,347
  Accrued interest payable..................................         72,174              112,787
  Accrued liabilities.......................................         50,000               50,000
  Due to member.............................................        198,901              547,306
  Due to affiliates.........................................             --               20,940
  Note payable -- first mortgage............................      1,800,000            1,800,000
  Note payable -- second mortgage...........................        541,500              541,500
                                                                 ----------           ----------
          Total Current Liabilities.........................     $2,698,557           $3,095,880
Member's/Members' Equity (Deficit)..........................            501               (1,242)
                                                                 ----------           ----------
          Total Liabilities and Member's/Members' Equity
            (Deficit).......................................     $2,699,058           $3,094,638
                                                                 ==========           ==========

   The accompanying notes are an integral part of these financial statements

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

        STATEMENTS OF OPERATIONS AND MEMBER'S/MEMBERS' EQUITY (DEFICIT) FOR THE EIGHT MONTH AND TWENTY-ONE DAY PERIOD ENDED DECEMBER 31, 1998
               AND THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Revenues....................................................        $  --              $    --
Cost of Sales...............................................           --                   --
                                                                    -----              -------
Gross Revenues..............................................        $  --              $    --
                                                                    -----              -------
Operating Expenses
  Bank charges..............................................        $ 148              $   177
  Office supplies...........................................           75                   --
                                                                    -----              -------
          Total Operating Expenses..........................        $ 223              $   177
                                                                    -----              -------
Loss from Operations........................................        $(223)             $  (177)
Other Expense
  Amortization..............................................        $(276)             $    --
                                                                    -----              -------
Loss before Cumulative Effect-type
  Change in Accounting Principle............................        $(499)             $  (177)
Cumulative Effect-type
  Change in Accounting Principle............................           --               (1,566)
                                                                    -----              -------
Net Loss....................................................        $(499)             $(1,743)
Member's/Members' Equity, Beginning.........................           --                  501
Equity Contributions........................................        1,000                   --
                                                                    -----              -------
Member's/Members' Equity (Deficit), Ending..................        $ 501              $(1,242)
                                                                    =====              =======

   The accompanying notes are an integral part of these financial statements

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                            STATEMENTS OF CASH FLOWS
     FOR THE EIGHT MONTH AND TWENTY-ONE DAY PERIOD ENDED DECEMBER 31, 1998
               AND THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Cash Flows from Operating Activities
  Net loss..................................................     $      (499)         $  (1,743)
  Adjustments:
     Amortization...........................................             276                 --
     Cumulative effect-type change in accounting
       principle............................................              --              1,566
  Decrease (Increase) In:
     Real estate under development..........................      (2,684,614)          (409,726)
     Refundable application fees............................          (2,500)             2,500
     Organization costs.....................................          (1,841)                --
  (Decrease) Increase In:
     Accounts payable.......................................          35,982            (12,635)
     Accrued interest payable...............................          72,174             40,613
     Accrued liabilities....................................          50,000                 --
                                                                 -----------          ---------
          Net Cash Used by Operating Activities.............     $(2,531,022)         $(379,425)
                                                                 -----------          ---------
Cash Flows from Investing Activities
  Loans to related parties..................................     $    (8,210)         $      --
  Repayments from related parties...........................              --              8,210
                                                                 -----------          ---------
          Net Cash (Used) Provided by Investing
            Activities......................................     $    (8,210)         $   8,210
                                                                 -----------          ---------
Cash Flows from Financing Activities
  Notes payable -- mortgages................................     $ 2,341,500          $      --
  Loans from member.........................................         198,900            348,405
  Loans from affiliates.....................................              --             20,940
  Capital contribution......................................           1,000                 --
                                                                 -----------          ---------
          Net Cash Provided by Financing Activities.........     $ 2,541,400          $ 369,345
                                                                 -----------          ---------
Increase (Decrease) in Cash and Cash Equivalents............     $     2,168          $  (1,870)
Cash and Cash Equivalents, Beginning Balance................              --              2,168
                                                                 -----------          ---------
Cash and Cash Equivalents, Ending Balance...................     $     2,168          $     298
                                                                 ===========          =========
  Supplemental disclosure:
  Interest paid (capitalized)...............................     $   107,700          $ 149,912
  Income taxes paid.........................................              --                 --

   The accompanying notes are an integral part of these financial statements

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

NOTE A -- NATURE OF ORGANIZATION

     The Company was formally organized in Alabama in April 1998 to acquire and develop real estate for future sale. The Company acquired a parcel of land in Gulf Shores, Alabama in April 1998, and intends to develop 84 condominium units and a commercial unit to be known as Beachside Suites Hotel. As part of the sales transaction, each condominium purchaser will enter into a hotel operating and rental pool agreement with the hotel operator. The Company has incurred certain project development costs, but has not yet commenced construction or its marketing campaign.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  Unaudited Interim Financial Statements

     The Interim Balance Sheet, Statement of Operations and Members' Deficit and Statement of Cash Flows as of September 30, 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments necessary for a fair presentation of the interim information. All adjustments are of a normal recurring nature except for the adjustment for the change in accounting principle described below.

  Accounting Method

     As the Company receives purchase contracts for condominium units, deposits of 20% of the purchase price will be placed into an escrow account (See Note E). Upon construction completion, the funds will be transferred to the company through a closing and the condominium unit Owners will receive title to their new unit. At that time, revenue will be recognized for the sale of the condominium units and the costs associated with revenue will be expenses with a corresponding reduction to real estate under development.

  Organization Costs

     On December 31, 1998, organization costs consisted of legal fees stated at cost and amortized on a straight-line basis over a period of five years. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. It requires organization costs to be expensed as incurred and for previously capitalized costs to be reported as a cumulative effect-type change in accounting principle as noted on the September 30, 1999 financial statements.

  Income Taxes

     The Company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal return of the members and taxed depending on their personal tax situations. The financial statement does not reflect a provision for income taxes.

  Members' Liability

     The members of the Company shall have no liability for any debt, obligation, or liability of the Company.

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Cash Flow Information

     For the purpose of the statement of cash flows, the Company considers all highly liquid debt instrument purchases with a maturity of three months or less to be cash equivalents.

     Cash paid for interest in 1998 was $107,700 and in 1999 was $149,912. All interest is capitalized.

NOTE C -- REAL ESTATE UNDER DEVELOPMENT

     Real estate under development consists of the following:

                                                      DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                      -----------------   ------------------
                                                                             (UNAUDITED)
Land................................................     $2,391,500           $2,391,500
Capitalized interest................................        179,874              370,400
Capitalized closing costs...........................         24,003               24,003
Architect and engineering fees......................         53,552               65,652
Legal and accounting fees...........................         28,196              214,548
Taxes and permits...................................          4,447               23,456
Other costs.........................................          3,042                4,781
                                                         ----------           ----------
          Total.....................................     $2,684,614           $3,094,340
                                                         ==========           ==========

NOTE D -- AMORTIZATION OF ORGANIZATION COSTS

     Amortizable costs consisted of the following:

                                               DECEMBER 31, 1998   SEPTEMBER 30, 1999   TERM
                                               -----------------   ------------------   -----
                                                                      (UNAUDITED)
Organization costs...........................       $1,842               $   --         5 yrs
  Less accumulated amortization..............         (276)                  --
                                                    ------               ------
                                                    $1,566               $   --
                                                    ======               ======

     Amortization charged to expense for 1998 was $276. Per SOP 98-5, $1,566 in unamortized organization costs was written off as a cumulative effect-type change in accounting principles in 1999.

NOTE E -- NOTE PAYABLE -- FIRST MORTGAGE

     The note payable is due to a financial institution and originally matured on October 12, 1998. On that date, Southwind Development Company, L.L.C. (the "Company") was granted an extension to January 11, 1999. Subsequent to year-end, the Company was granted other extensions for a current maturity date of April 12, 2000. The terms of the note called for quarterly interest payments calculated at 8% simple interest annually. Effective October 12, 1999, the interest is calculated at prime (currently 8.5%) plus 1/4%. The mortgage is collateralized by the land and its improvements and an unconditional standby letter of credit in the amount of $360,000 which has been personally guaranteed by the majority member. It is anticipated that the mortgage on the land will be converted to a construction loan at final maturity. Under current financing arrangements, the Company must have a purchase contract on 43 units

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

45 days before requesting a construction loan and on 70 units with a minimum contract price of $147,500 before closing on such loan. 90% of the units must be under contract before the first draw is allowed on the construction loan. At that time, additional collateral would also include a 10% contractors holdback and the third party escrows described in Note B. Letters of credit will be accepted by the financial institution for 50% of the required 20% down payment with the other 50% paid in cash. It is anticipated that the construction loan would carry an interest rate of 1/4% above prime, with principal and interest due at maturity. As of the date of these financial statements that rate is 8.75%. No one person, investor, or connected investor group may acquire more than four units, and all sales will be additionally qualified by the construction lender. The construction loan is subject to participation by another lender. The majority member of the Company is on the Board of Directors and owns 5% of the equity interest of the financial institution holding the first mortgage on the land.

NOTE F -- NOTE PAYABLE -- SECOND MORTGAGE

     The second mortgage payable is due to the seller of the property and matured no earlier than January 1, 1999 and, then, at the earlier of final closing of 90% of the units or August 17, 1999. On August 12, 1999, the original agreement was amended. New terms extend the maturity date to August 17, 2000. However, unless 63 units have been sold under pre-construction contracts by January 15, 2000, the new maturity date is January 15, 2000. There may be no prepayments prior to January 2000. Simple interest is payable in monthly installments of 10% annual interest. An additional 10% simple interest is payable upon maturity of the loan. This loan is personally guaranteed by the majority member of the Company.

NOTE G -- ACCRUED LIABILITY

     As an additional condition of the second mortgage, the second mortgage holder has escrowed $100,000 toward the purchase of a condominium unit. It is anticipated that the sales price of the unit would be approximately $169,900. In the event the condominium units are not constructed, $50,000 is due to the second mortgage holder in cash. Furthermore, the second mortgage holder has first right of refusal on four additional units.

NOTE H -- DUE TO MEMBER

     Amounts due to member are from the majority member and are for real estate development advances. The advances are non-interest bearing, unsecured, and have no fixed repayment terms. The advances will be repaid from future cash flows as they become available. Between December 31, 1998 and September 30, 1999 the member advanced an additional $348,405. Between September 30, 1999 and the date of these financial statements, the member advanced $11,000 more.

NOTE I -- DUE FROM/TO AFFILIATES

     At December 31, 1998, the Company had made an advance to a related party. After deducting repayments from the related party and amounts paid by the related party for Company expenses, there is still a balance due of $8,210 from the affiliate. This advance is non-interest bearing, unsecured, and has no specific terms of repayment. Between December 31, 1998 and September 30, 1999, the related party repaid the $8,210 to the Company, and loaned the Company $17,340. Between September 30, 1999 and the date of these financial statements, the related party loaned the Company an additional $38,000. These loans are non-interest bearing, unsecured, and have no specific terms of repayment. The related party will enter into an agreement with Beachside Suites Hotel as hotel operator. The majority of stock in this related party is owned by the majority member of the Company.

                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

     As of September 30, 1999, a related party loaned the Company $3,600. The loan is non-interest bearing, unsecured, and has no specific terms of repayment.

NOTE J -- OTHER RELATED PARTIES

     The majority member of the Company has a 50% equity interest and a minority member has the other 50% interest in the real estate company which handled the purchase of the land for the Company. This real estate company is expected to handle some of the listings for the sale of the condominium units. The Company plans to retain ownership of the commercial unit and lease it to the hotel operator.

NOTE K -- OTHER SUBSEQUENT EVENTS

     This audit has been prepared in anticipation of the Company registering with the Securities and Exchange Commission for the sale of the condominium unit interests. As of the date of these financial statements, the filing is still not effective.

NOTE L -- OTHER COMMITMENTS AND CONTINGENCIES

     The Company must have purchase contracts for 75 units within 180 days from the time the first unit is sold unless the construction lender agrees to allow a lesser number of units to be sold or unless alternative financing is obtained. Furthermore, per the proposed purchase contracts, the Company has committed to construction of the condominium units within two years of contract signing.

NOTE M -- CONSTRUCTION AND RELATED CONSTRUCTION CONTRACTS

     As of December 31, 1998, the Company had entered into construction-related contracts totaling $55,600. On December 31, 1998, earnings on these contracts totaled $42,352, of which $21,927 remained in accounts payable. Between December 31, 1998 and the date of these financial statements, the remaining balances on the contracts were earned, and all amounts due have been paid. The Company has not entered into any other construction-related contracts.

NOTE N -- COMPANY MEMBERS

     As of December 31, 1998, there was only one member of the Company. Between December 31, 1998 and September 30, 1999, this member transferred minority interests to other parties, resulting in multiple members of the Company as of the date of these financial statements.

                                    ANNEX A
             PURCHASE PRICE, PERCENTAGE OWNERSHIP AND CONTRIBUTION
                           TO OPERATING CASH RESERVE

                                                                                            OPERATING
                                                                                               CASH
      NUMBER OF                          UNIT                                 PERCENTAGE     RESERVE
        UNITS                        DESCRIPTION                 UNIT PRICE   OWNERSHIP    CONTRIBUTION
---------------------                -----------                 ----------   ----------   ------------
 2...................  One Bedroom Terrace Resort Unit            $169,900      1.325        $662.50
16...................  One Bedroom Superior Resort Unit           $159,900      1.247        $623.50
 2...................  One Bedroom 3rd Floor Side View Resort
                         Unit                                     $157,900      1.231        $615.50
 2...................  One Bedroom 2nd Floor Side Resort Unit     $154,900      1.208        $604.00
 2...................  One Bedroom 1st Floor Side View Unit       $152,900      1.192        $596.00
60...................  One Bedroom Standard Resort Unit           $149,900      1.169        $584.50

                   [DESCRIPTION OF INSIDE BACK COVER ARTWORK]

                    [ACTUAL AERIAL PHOTOGRAPH OF HOTEL SITE]

            This is an aerial view of the hotel site from the south.
  The building currently occupying the hotel site will be demolished prior to commencement of construction.

             ------------------------------------------------------
             ------------------------------------------------------

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary Risk Factors..................     1
Questions and Answers.................     2
Summary...............................     4
Risk Factors..........................     9
Forward-Looking Statements............    15
The Hotel and the Hotel Site..........    15
Alabama...............................    17
The Gulf Shores Market................    18
Description of Securities Being
  Offered.............................    22
The Hotel Operator and the Hotel
  Operating Agreement.................    22
Summary of Declaration and Related
  Documents...........................    28
Southwind Development Company,
  L.L.C...............................    32
Management............................    33
Certain Relationships and
  Transactions........................    33
Compensation and Fees to Southwind and
  Affiliates..........................    35
Determination of Purchase Price.......    35
Use of Proceeds.......................    36
Plan of Distribution..................    37
How to Purchase.......................    37
Certain Federal and State Income Tax
  Aspects.............................    38
Legal Matters.........................    46
Experts...............................    46
Additional Information................    46
Forecasted Summary Statements of
  Estimated Annual Operating
  Results.............................   F-3
Balance Sheet of Southwind Development
  Company, L.L.C......................  FS-3

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                         (BEACHSIDE SUITES HOTEL LOGO)
             83 EXTENDED-STAY CONDOMINIUM HOTEL INVESTMENT UNITS IN

                                   BEACHSIDE
                                  SUITES HOTEL

                        OFFERED BY SOUTHWIND DEVELOPMENT
                                COMPANY, L.L.C.
                              -------------------
                                   PROSPECTUS
                              -------------------
                                            , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses incurred in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC registration fee........................................  $  3,524
Accountants' fees and expenses..............................     8,500
Legal fees and expenses.....................................   120,000
Printing expenses...........................................    25,000
                                                              --------
          Total.............................................  $157,024
                                                              ========

ITEM 32.  SALES TO SPECIAL PARTIES

     None.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     Southwind has engaged in one prior sale of unregistered securities as follows: on April 9, 1998, Julian MacQueen purchased 100% of the interests in Southwind in exchange for one thousand dollars ($1,000.00). This sale of securities was exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Southwind is a limited liability company organized under the laws of the State of Alabama. Section 10-12-4 of the Alabama Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever.

     Section 8 of Southwind's Operating Agreement (the "Agreement") provides, among other things, that Southwind shall indemnify any Person and the heirs, devisees, executors and administrators of such Person (individually, an "Indemnified Party," collectively, the "Indemnified Parties") who, by reason of the fact that such Indemnified Party is or was a Member, Manager, agent, affiliate or employee of Southwind or an officer, director, shareholder, member or manager of a Member or Manager, and was or is a party or is threatened to be made a party, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Company), against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such threatened, pending or completed claim, action, suit or proceeding; and any threatened, pending or completed claim, action or suit by or in the right of the Company to procure a judgment in its favor, against expenses including, without limitation, attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

     The Operating Agreement further provides that expenses, including attorneys' fees, incurred by any such Indemnified Party in defending a proceeding may be paid by Southwind in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by Southwind.

     The Operating Agreement defines "Person" as any individual, partnership, limited liability company, corporation, trust, estate, or other association, whether created by the laws of the State of Alabama or another state or foreign country. The Operating Agreement defines "Member" as each Person who is an initial signatory to the Operating Agreement, or has been admitted to Southwind as a Member in accordance with the provisions of the Operating Agreement. According to the Operating Agreement, Southwind shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted against such Person and incurred by such Person in any such capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not Applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

     Independent Auditor's Report

     Balance Sheet as of December 31, 1998

     Notes to Balance Sheet -- December 31, 1998

     Unaudited Balance Sheet as of March 31, 1999

     (b) Exhibits

EXHIBIT
NUMBER                                    EXHIBIT
-------                                   -------
  *3.1      --  Articles of Organization of the Registrant
  *3.2      --  Operating Agreement of the Registrant
  *5.1      --  Opinion of Berkowitz, Lefkovits, Isom & Kushner, A
                Professional Corporation, as to the Legality of the
                Securities being Registered
  *8.1      --  Opinion of Berkowitz, Lefkovits, Isom & Kushner, A
                Professional Corporation, as to the Tax Matters
 *10.1      --  Purchase Agreement between MacQueen Enterprises, Inc. and
                Michael A. DeJusto
 *10.2      --  Assignment of Purchase Agreement between MacQueen
                Enterprises, Inc. and Michael A. DeJusto from MacQueen
                Enterprises, Inc. to Southwind
 *10.3      --  Form of Preconstruction Purchase and Escrow Agreement
 *10.4      --  Form of Hotel Operating and Rental Pool Agreement
 *10.5      --  Promissory Note from Southwind in favor of First American
                Bank, N.A., dated April 16, 1998
 *10.6      --  First Mortgage from Southwind in favor of First American
                Bank, N.A., dated April 16, 1998
 *10.7      --  Promissory Note from Southwind in favor of Michael A. and M.
                Katherine DeJusto, dated April 16, 1998
 *10.8      --  Second Mortgage from Southwind in favor of Michael A. and M.
                Katherine DeJusto, dated April 15, 1998
 *10.9      --  Letter from First American Bank, N.A. extending maturity date of April 16, 1998 Promissory Note from Southwind in
                favor of First American Bank, N.A. to January 11, 1999
 *10.10     --  Letter from First American Bank, N.A. extending maturity date of April 16, 1998 Promissory Note from Southwind in
                favor of First American Bank, N.A. to April 12, 1999
 *10.11     --  Amendment to Agreement and Promissory Note among Michael A.
                and M. Katherine DeJusto and Southwind
 *23.1      --  Consent of Berkowitz, Lefkovits, Isom & Kushner, A
                Professional Corporation (included as Exhibits 5.1 and 8.1 hereto)

EXHIBIT
NUMBER                                    EXHIBIT
-------                                   -------
  23.2      --  Consent of Randall L. Sansom, CPAs,
 *27.1      --  Financial Data Schedule (for SEC use only)
 *99.1      --  Articles of Incorporation of Beachside All-Suites Hotel
                Condominium Owners Association, Inc.
 *99.2      --  Bylaws of Beachside All-Suites Hotel Condominium Owners
                Association, Inc.
 *99.3      --  Declaration of Condominium of Beachside All-Suites Hotel, a
                Condominium


---------------

* Previously filed

ITEM 37.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the minimum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gulf Breeze, State of Florida, as of the 16th day of December, 1999.


                                          SOUTHWIND DEVELOPMENT COMPANY, L.L.C.

                                          By:  /s/  SOUTHWIND DEVELOPMENT
                                                  MANAGEMENT COMPANY, INC.
                                            ------------------------------------
                                              Southwind Development Management
                                                        Company, Inc.
                                                          Manager

                                          By:    /s/ JULIAN B. MACQUEEN
                                            ------------------------------------
                                                     Julian B. MacQueen
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      NAME                                      TITLE                      DATE
                      ----                                      -----                      ----


 SOUTHWIND DEVELOPMENT MANAGEMENT COMPANY, INC.   Manager of Southwind Development   December 16, 1999
           By: /s/ JULIAN B. MACQUEEN               Company, L.L.C.
  -------------------------------------------
               Julian B. MacQueen
                   President

             /s/ JULIAN B. MACQUEEN               President of Southwind             December 16, 1999
------------------------------------------------    Development Company, L.L.C.,
               Julian B. MacQueen                   President and Sole Director of
                                                    Southwind Development
                                                    Management Company, Inc.

              /s/ ROGER W. WIEGNER                Controller and Principal           December 16, 1999
------------------------------------------------    Accounting Officer of Southwind
                Roger W. Wiegner                    Development Company, L.L.C.